ANNUAL INFORMATION FORM
FOR THE FISCAL YEAR ENDED
OCTOBER 31, 2008

Suite 1920 – 1188 West Georgia Street
Vancouver, British Columbia
V6E 4A2

January 28, 2009

PRELIMINARY NOTES

Documents Incorporated by Reference

Date of Information

Currency and Exchange Rates

Metric Equivalents

Forward-Looking Statements

Caution Regarding Adjacent or Similar Mineral Properties

Caution Regarding Reference to Resources and Reserves

Caution Regarding Historical Results

Glossary of Terms

ITEM 3:

CORPORATE STRUCTURE

Name, Address and Incorporation

Intercorporate Relationships

ITEM 4:

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

Significant Acquisitions

ITEM 5:

NARRATIVE DESCRIPTION OF THE BUSINESS

General

Risk Factors

Material Mineral Projects

ITEM 6:

DIVIDENDS

ITEM 7:

DESCRIPTION OF CAPITAL STRUCTURE

General Description of Capital Structure

ITEM 8:

MARKET FOR SECURITIES

Trading Price and Volume

ITEM 9:

ESCROWED SECURITIES

ITEM 10:

DIRECTORS AND Executive OFFICERS

Name, Occupation and Security Holding

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Conflicts of Interest

ITEM 11:

PROMOTERS

ITEM 12:

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

Regulatory Actions

Interest of Management and Others in Material Transactions

ITEM 13:

TRANSFER AGENT AND REGISTRAT

ITEM 14:

MATERIALS CONTRACTS

ITEM 15:

NAMES AND INTERESTS OF EXPERTS

Names and Interests of Experts

ITEM 16:

ADDITIONAL INFORMATION

Audit Committee Information

Additional Information

SCHEDULE “A” – AUDIT COMMITTEE INFORMATION

PRELIMINARY NOTES

Documents Incorporated by Reference

Incorporated by reference into this Annual Information Form (“AIF”) are the following documents:

(a)

Consolidated Audited Financial Statements of the Company for the year ended October 31, 2008;

(b)

Management Discussion and Analysis of the Company for the year ended October 31, 2008 dated January 28, 2009 (“MD&A”);

(c)

Management Information Circular dated March 27, 2008 in respect of the 2008 Annual General Meeting (“Information Circular”);

(d)

Technical report dated January 20, 2009 entitled “Technical Report on the Iron Sands Project: The Pampa El Toro, Carbonera and Tanaca Dune Fields, near Nazca, Peru” prepared by Mark D. Cruise, EurGeol. and Glenn Hoffman MMSA QP (the “Iron Sands Report”); and

(e)

Technical Report dated September 30, 2008 entitled “Pampa de Pongo Iron Project – Preliminary Economic Assessment Technical Report, Caraveli Province, Peru” prepared by Gordon Doerksen, P.Eng., Marek Nowak, P.Eng. and George Wahl, P.Geo. of SRK Consulting (Canada) Inc. and Leonard Holland, Chartered Engineer, of Holland & Holland Consultants (UK) (the “Pampa de Pongo Report”),

copies of which may be obtained online from SEDAR at www.sedar.com.

All financial information in this AIF is prepared in accordance with generally accepted accounting principles in Canada.

Date of Information

All information in this AIF is as of October 31, 2008 unless otherwise indicated.

Currency and Exchange Rates

All dollar amounts in this AIF are expressed in Canadian dollars unless otherwise indicated.  The Company’s accounts are maintained in Canadian dollars and the Company’s financial statements are prepared in accordance with generally accepted accounting principles in Canada.  All references to “U.S. dollars”, “USD” or to “US$” are to U.S. dollars, to “MXP” are to Mexican pesos, to “ARS” are to Argentinean pesos and to “PEN” are to Peruvian nuevo soles.

The following table sets forth the rate of exchange for the Canadian dollar, expressed in United States dollars in effect at the end of the periods indicated, the average of exchange rates in effect on the last day of each month during such periods, and the high and low exchange rates during such periods based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into United States dollars.

Year Ended October 31
Canadian Dollars to U.S. Dollars	2008	2007	2006
Rate at end of period	USD 0.8220	USD 1.0527	USD 0.8907
Average rate for period	USD 0.9732	USD 0.9086	USD 0.8753
High for period	USD 1.0905	USD 1.0527	USD 0.9099
Low for period	USD 0.7726	USD 0.8437	USD 0.8361

Metric Equivalents

For ease of reference, the following factors for converting Imperial measurements into metric equivalents are provided:

To convert from Imperial	To metric	Multiply by
Acres	Hectares	0.404686
Feet	Metres	0.30480
Miles	Kilometres	1.609344
Tons	Tonnes	0.907185
Ounces (troy)/ton	Grams/Tonne	34.2857
1 mile = 1.609 kilometres 1 acre = 0.405 hectares 2,204.62 pounds = 1 metric ton = 1 tonne	2000 pounds (1 short ton) = 0.907 tonnes 1 ounce (troy) = 31.103 grams 1 ounce (troy)/ton = 34.2857 grams/tonne

Terms used and not defined in this AIF that are defined in National Instrument 51-102 “Continuous Disclosure Obligations” shall bear that definition.  Other definitions are set out in National Instrument 14-101 “Definitions”.

Forward-Looking Statements

Certain of the statements made and information contained or incorporated by reference in this AIF and in the documents incorporated by reference herein may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the existence and size of potential deposits on mineral properties, the potential acquisition of properties, plans regarding share ownership in other companies, the Company’s plans for evaluation, exploration and work programs at its various mineral properties, the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the anticipated preparation and timing of resource estimates, the potential for expansion of currently identified estimated resources or the upgrading of such resources from inferred to indicated or measured status, and business and financing plans.  Information concerning mineral resource estimates also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, assume, intend, plan, project, estimate, postulate, strategy, goals, objective, potential, may, could, would, might, will and similar expressions, or which by their nature refer to future events.  Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including without limitation, risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of any mineral deposits that may be located, the possibility that future exploration, development or mining results will not be consistent with the Company’s expectations, variations in mining dilution and metal recoveries, accidents, equipment breakdowns, title matters, labour disputes or other unanticipated difficulties with or interruptions in production, the potential for delays in exploration or development activities or the completion of a feasibility study, political risks involving operations in Mexico, Argentina and Peru and other countries and the policies of other nations towards companies doing business in these jurisdictions, the inherent uncertainty of exploration program, production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations, currency fluctuations, failure to obtain required financing on a timely basis and other risks and uncertainties, including those described under Risk Factors in this AIF as well as in the MD&A.  Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements.  Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The Company does not expect to update forward-looking statements continually as conditions change and the reader is referred to the full discussion of the Company’s business contained in the Company’s disclosure filed with the Canadian securities regulatory authorities.  Readers are advised not to place undue reliance on forward-looking statements.

Caution Regarding Adjacent or Similar Mineral Properties

This AIF contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the mining guidelines of the US Securities and Exchange Commission (the “SEC”) set forth in the SEC’s Industry Guide 7 strictly prohibit information of this type in documents filed with the SEC.  The Company is exempt from the requirements of Industry Guide 7 pursuant to the Canada-U.S. Multi-Jurisdictional Disclosure System.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Company’s properties.

Caution Regarding Reference to Resources and Reserves

National Instrument 43-101 Standards of Disclosure of Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this AIF have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.

United States shareholders are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology of the SEC set forth Industry Guide 7.  Accordingly, the Company’s disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to the SEC’s Industry Guide 7.  Without limiting the foregoing, while the terms “mineral resources”, “inferred mineral resources”, “indicated mineral resources” and “measured mineral resources” are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to Industry Guide 7.  Mineral resources which are not mineral reserves do not have demonstrated economic viability, and United States shareholders are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves.  Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category.  In addition, the NI 43-101 and CIM Standards definition of a “reserve” differs from the definition adopted by the SEC in Industry Guide 7.  In the United States, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made.  See “Glossary of Terms”.

Caution Regarding Historical Results

Historical results of operations and trends that may be inferred from the discussion and analysis in this AIF may not necessarily indicate future results from operations.  In particular, the current state of the global securities markets may cause significant reductions in the price of the Company’s securities and render it difficult or impossible for the Company to raise the funds necessary to continue operations.  See “Risk Factors – Insufficient Financial Resources/Share Price Volatility”.

Glossary of Terms

The following is a glossary of certain mining terms used in this Annual Information Form.

“aeolian”	Caused or carried by the wind
“Ag”	Silver
“alteration”	Changes in the chemical or mineralogical composition of a rock, generally produced by weathering or hydrothermal solutions
“anomalous”	Departing from the expected or normal
“anomaly”

A geological feature, especially in the subsurface, distinguished by geological, geophysical or geochemical means, which is different from the general surroundings and is often of potential economic value

“As”	Arsenic
“Au”	Gold
“block caving”

A mining method in which ore is allowed to collapse due to its own weight in a controlled fashion into chutes or drawpoints.  Block caving is usually used to mine large orebodies that have consistent, disseminated grade throughout.  The rock mass must contain natural fracturing in sufficient density that it will naturally cave when undercut.

“breccia”	Angular broken rock fragments held together by a mineral cement or a fine-grained matrix
“Cardero Argentina”	Cardero Argentina, S.A., a wholly owned Argentinean subsidiary of the Company
“Cardero Chile”	Compania Minera Cardero Chile Limitada, a wholly owned Chilean subsidiary of Cardero
“Cardero Hierro BVI”	Cardero Hierro Peru (BVI) Ltd., a wholly owned British Virgin Islands subsidiary of Cardero Iron BVI
“Cardero Hierro Peru”	Cardero Hierro del Peru, S.A.C., a wholly owned Peruvian subsidiary of Cardero Hierro BVI
“Cardero Iron BVI”	Cardero Iron Ore Company (BVI) Ltd., a wholly owned British Virgin Islands subsidiary of Cardero Iron
“Cardero Iron USA”	Cardero Iron Ore (USA) Inc., a wholly owned Delaware subsidiary of Cardero Iron
“Cardero Management USA”	Cardero Iron Ore Management (USA) Inc., a wholly owned Delaware subsidiary of Cardero Iron
“Cardero Peru”	Cardero Peru, S.A.C., a wholly owned Peruvian subsidiary of Cardero
“cateo”

A cateo is an exploration concession, granted under Argentine mining law, which does not permit mining but gives the owner a preferential right to apply for a mining concession (mina) for the some or all of the area of the cateo following a discovery.  Cateos are measured in 500 hectare unit areas, and a single cateo cannot exceed 20 units (10,000 hectares)

“CCDL”	Cerro Colorado Development Ltd., a wholly owned British Columbia subsidiary of Cardero
“clastic”

Pertaining to a rock or sediment composed principally of fragments derived from pre-existing rocks or minerals and transported some distance from their places of origin; also said of the texture of such a rock

“cm”	Centimetres
“Co”	Cobalt
“Common Shares”	The common shares without par value in the capital stock of the Company as the same are constituted on the date hereof
“conglomerate”

A coarse grained clastic sedimentary rock, composed of rounded to sub-angular fragments larger than 2mm in diameter set in a fine-grained matrix of sand or silt, and commonly cemented by calcium carbonate, iron oxide, silica or hardened clay

“Cu”	Copper
“deposit”

A mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures. Such a deposit does not qualify as a commercially mineable ore body or as containing reserves or ore, unless final legal, technical and economic factors are resolved

“diamond drill”

A type of rotary drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of the long hollow rods through which water is pumped to the cutting face. The drill cuts a core of rock which is recovered in long cylindrical sections, an inch or more in diameter

“dike”	A tabular body of igneous rock that cuts across the structure of adjacent rocks or cuts massive rocks (cf: “Sill”)
“dip”	The angle that a stratum or any planar feature makes with the horizontal, measured perpendicular to the strike and in the vertical plane
“direct reduction”

In a direct reduction process, lump iron oxide pellets and/or lump iron ore are reduced (oxygen removed) by a reducing gas, producing direct reduced iron (DRI).  If the cooling stage is omitted, the DRI can be immediately briquetted into hot briquetted iron (HBI).

“Director”	A member of the Board of Directors of the Company
“disseminated”	Fine particles of mineral dispersed throughout the enclosing rock
“distal”	Said of an ore deposit formed at a considerable distance (e.g. tens of kilometres) from the volcanic source from which its constituents have been derived
“DRI”

Direct reduced iron is a virgin iron source that is relatively uniform in composition, and virtually free from tramp or deleterious elements.  It is used increasingly in electric furnace steelmaking to dilute the contaminants present in the scrap used in these processes.  It has an associated energy value in the form of combined carbon, which has a tendency to increase furnace efficiency

“dune”	A mound, ridge or hill of wind-blown sand, either bare or covered with vegetation
“epithermal”	Said of a hydrothermal mineral deposit formed within about 1 kilometre of the earth’s surface and in the temperature range of 50-200° C, occurring mainly as veins
“executive officer”

When used in relation to any issuer (including the Company) means an individual who is:

(a)

a chair, vice chair or president;

(b)

a vice-president in charge of a principal business unit, division or function, including sales, finance or production;

(c)

an officer of the issuer or any of its subsidiaries that performs a policy-making function in respect of the issuer; or

(d)

performing a policy-making function in respect of the issuer

“exsolved”

Said of a substance that has undergone “exsolution”, being the process of the separation of an initially homogenous solution into at least two different crystalline minerals without the addition or removal of any materials – usually occurs upon cooling

“Fe”	Iron
“felsic”	An igneous rock having abundant light coloured minerals, also, applied to those minerals (quartz, feldspars, feldspathoids, muscovite) as a group
“footwall”	The mass of rock beneath a fault, orebody or mine working; especially the wall rock beneath an inclined vein or fault
“gangue”	The valueless rock or mineral aggregates in an ore; that part of the ore that is not economically desirable but cannot be avoided in mining. It is separated from the ore minerals during concentration
“gneiss”

A foliated rock formed by regional metamorphism, in which bands or lenticles of granular minerals alternate with bands or lenticles of minerals with flaky or elongate prismatic habit.  Mineral composition is not an essential factor in its definition

“g/t”	Grams per metric tonne
“grab sample”

A sample composed of one or more pieces of rock, collected from a mineralized zone that, when analyzed, do not represent a particular width of mineralization nor necessarily the true mineral concentration of any larger portion of a mineralized zone

“grade”	To contain a particular quantity of ore or mineral, relative to other constituents, in a specified quantity of rock
“hematite”	A common iron mineral found in igneous, sedimentary and metamorphic rocks – a principal ore of iron
“hydrothermal”	A term pertaining to hot aqueous solutions of magmatic origin which may transport metals and minerals in solution
“hypabyssal”	A general adjective applied to minor intrusions such as sills and dikes, and to the rocks that compose them, which have crystallized under conditions intermediate between plutonic and extrusive
“ilmenite”	An iron black opaque rhombohedral mineral (FeTiO3) – the principal ore of titanium
“intrusion”	The process of the emplacement of magma in pre-existing rock, magmatic activity. Also, the igneous rock mass so formed
“intrusive”	Of or pertaining to intrusion, both the process and the rock so formed
“IOCG”	iron oxide copper-gold
“km”	Kilometres
“lens”	A body of ore or rock that is thick in the middle and thin at the edges, like a doubly convex lens (adj: “lenticular”)
“m”	Metres
“mm”	Millimetres
“mafic”	Said of an igneous rock composed chiefly of dark, ferromagnesian minerals, also, said of those minerals
“magmatic”	Of, or pertaining to, or derived from, magma
“magnetic separation”

A process in which a magnetically susceptible mineral is separated from gangue minerals by applying a strong magnetic field; ores of iron are commonly treated in this way.  It can be either “dry”(the matter to undergo separation does not have any added fluids, such as water) or “wet” (the matter to undergo separation has a fluid, such as water, added prior to undergoing separation)

“magnetite”	A black, isometric, strongly magnetic, opaque mineral of the spinel group which constitutes an important ore of iron and is a very common and widely distributed accessory mineral in rock of all kinds
“massive”	Said of a mineral deposit, especially of sulphides, characterized by a great concentration of ore in one place, as opposed to a disseminated or veinlike deposit
“metallogeny”	The study of the genesis of mineral deposits, with emphasis on their relationship in space and time to regional petrographic and tectonic features of the earth’s crust
“metasomatism”	The process of practically simultaneous capillary solution and deposition by which a new mineral may grow in the body of an old mineral or mineral aggregate (syn: “replacement”)
“migmatites”	A rock composed of igneous or of igneous appearing and/or metamorphic materials, which are generally distinguishable megascopically
“mina”

A mina is a mining concession, granted under Argentine mining law, which permits mining within the area of the concession on a commercial basis.  The area of a mina is measured in “pertenencias”.  A mina may be applied for following a formal declaration of a discovery within the area of the mina.  Each mina may consist of two or more pertenencias.  “Common pertenencias” are six hectares and “disseminated pertenencias” are 100 hectares (relating to disseminated deposits of metals rather than discrete veins).  The applicable mining authority may determine the number of pertenencias required to cover the geologic extent of the mineral deposit in question.  Once granted, minas have an indefinite term assuming exploration development or mining is in progress

“mineral reserve”

The economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.  A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined and processed

“mineral resource”

A concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.  The term “mineral resource” covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling and within which mineral reserves may subsequently be defined by the consideration and application of technical, economic, legal, environmental, socio-economic and governmental factors.  The phrase “reasonable prospects for economic extraction” implies a judgement by a qualified person (as that term is defined in NI 43-101) in respect of the technical and economic factors likely to influence the prospect of economic extraction.  A mineral resource is an inventory of mineralization that, under realistically assumed and justifiable technical and economic conditions, might become economically extractable

“mineralization”	The concentration of metals and their chemical compounds within a body of rock
“MMC”	Minerales Y Metales California, S.A. de C.V., a wholly owned Mexican subsidiary of Cardero
“National Instrument 43-101”/ “NI 43-101”	National Instrument 43-101 of the Canadian Securities Administrators entitled “Standards of Disclosure for Mineral Projects”
“NSR”	Net smelter return
“NYSE-A”	NYSE Alternext-US (formerly, the American Stock Exchange)
“open pit”	A surface mine, open to daylight, such as a quarry. Also referred to as open-cut or open-cast mine
“pelite”	A mudstone or lutite
“pelitic”	Pertaining to or derived from pelite; esp. said of a sedimentary rock composed of a clay or a metamorphic rock derived from a pelite
“pig iron”

Semi-finished metal produced from iron ore in blast furnace, containing 92 percent iron, high amounts of carbon (typically up to 3.5 percent), and balance largely manganese and silicone plus small amounts of phosphorus, sulphur, and other impurities.  Pig iron is further refined in a furnace for conversion into steel.  The term was derived from the 19th century method of casting the bars of the pig iron in depressions or moulds formed in the sand floor adjacent to the furnace.  These were connected to a runner (known as a sow) and when filled with metal the runner and the numerous smaller moulds were supposed to resemble a litter of suckling pigs, hence the term pig iron

“porphyry”	An igneous rock of any composition that contains conspicuous phenocrysts (relatively large crystals) in a fine-grained groundmass
“PPB” or “ppb”	Parts per billion
“PPM or “ppm”	Parts per million
“pseudomorph”	A mineral whose outward crystal form is that of another mineral; it is described as being” after” the mineral whose outward form it has. Adj: “pseudomorphous”
“SHV”	Sediment Hosted Vein, a reference to a family of gold deposits that consist of gold in quartz veins hosted by shale and siltstone sedimentary rocks
“sill”	A tabular igneous intrusion that parallels the planar structure of the surrounding rock (cf: dike)
“slag”

A product of smelting, containing, mostly as silicates, the substances not sought to be produced as matte or metal, and having a lower specific gravity than the latter; -- called also, esp. in iron smelting, cinder.  The slag of iron blast furnaces is essentially silicate of calcium, magnesium, and aluminum; that of lead and copper smelting furnaces contains iron

“strike”	The direction taken by a structural surface
“sulfide”	A mineral compound characterized by the linkage of sulphur with a metal, such as galena (lead sulphide) or pyrite (iron sulphide)
“TiO2”	Titanium dioxide, also known as “titanium oxide” or “titania”, a naturally occurring oxide of titanium
“tailings”	The material that remains after all metals considered economic have been removed from ore during milling
“TSE”	Toronto Stock Exchange
“V2O5”	Vanadium pentoxide, an important compound of vanadium, used primarily for the production of sulphuric acid and ferrovanadium

ITEM 2:

ITEM 3: CORPORATE STRUCTURE

Name, Address and Incorporation

Cardero Resource Corp. (“Cardero”) was incorporated under the Company Act (British Columbia) on December 31, 1985 under the name “Halley Resources Ltd.”.  The name was subsequently changed to “Rugby Resources Limited” on September 6, 1991, to “Euro-Ad Systems Inc.” on April 30, 1993, to “Sun Devil Gold Corp.” on July 3, 1997, and to “Cardero Resource Corp.” on May 18, 1999.  Cardero was transitioned under the Business Corporations Act (British Columbia) (“BCBCA”) on January 13, 2005, and is now governed by that statute.  On April 22, 2005, the Company filed a new Notice of Articles, reflecting the adoption by the shareholders, on April 15, 2005, of a new form of Articles to govern the affairs of the Company in substitution for the original articles adopted under the old Company Act (B.C.) and reflecting the increased flexibility available to companies under the BCBCA.  A copy of the new Articles is available on SEDAR at www.sedar.com.

The head office and principal business address of Cardero is located at Suite 1920 – 1188 West Georgia Street, Vancouver, British Columbia, CANADA  V6E 4A2, and its registered and records office is located at 550 Burrard Street, Suite 2300, P.O. Box 30, Bentall 5, Vancouver, British Columbia, Canada V6C 2B5.

Intercorporate Relationships

The following corporate chart sets forth all of Cardero’s subsidiaries and their respective jurisdictions of incorporation.  Each of these subsidiaries is wholly owned, directly or indirectly, by Cardero:

Cardero Resource Corp. (British Columbia) (TSE, AMEX, FSE)
100% Cardero Iron Ore Company Ltd. (British Columbia)
100% Cerro Colorado Development Ltd. (British Columbia
100% Compania Minera Cardero Chile Limitada (Chile)
100% Cardero Peru, S.A.C. (Peru)
100% Cardero Argentina S.A. (Argentina)
100% Minerales y Metales California, S.A. de C.V. (Mexico)
100% Cardero Iron Ore Management (USA) Inc. (Delaware USA)
100% Cardero Iron Ore (USA) Inc. (Delaware, USA)
100% Cardero Iron Ore Company (BVI) Ltd. (British Virgin Islands)
100% Cardero Hierro Peru (BVI) Ltd. (British Virgin Islands)
100% Cardero Hierro del Peru, S.A.C. (Peru)

Throughout this document references made to the “Company” refer to Cardero and its consolidated subsidiaries, Cardero Argentina, Cardero Peru, Cardero Iron, Cardero Chile, CCDL, MMC, Cardero Iron USA, Cardero Management USA, Cardero Iron BVI, Cardero Hierro BVI and Cardero Hierro Peru.

ITEM 4: GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

The Company is a mineral exploration company engaged in the acquisition, exploration and development of mineral properties.  The Company currently holds or has the right to acquire interests in a number of mineral properties in Argentina, Mexico, Peru and the United States of America.  The Company is in the exploration stage as its properties have not yet reached commercial production and none of its properties is beyond the preliminary exploration stage.  All work presently planned by the Company is directed at defining mineralization and increasing understanding of the characteristics of, and economics of, that mineralization. Other than on the Pampa de Pongo property, there are currently no identified mineral resources or mineral reserves on any of the Company’s mineral properties.

Over the past three financial years, the Company has focussed on the acquisition and exploration of mineral properties primarily in Argentina, Mexico and Peru and, more recently, the United States.  During the 2006, 2007 and 2008 financial years, the Company has entered into a number of option agreements to acquire properties in these countries that it believes have the potential to host large gold, silver, copper-gold and/or iron ore/titanium/vanadium deposits.  Some of these, such as the Cerro Juncal and Cerro Atajo properties in Argentina, the La Zorra and Ludivina properties in Mexico, the Lircay, Daniella and Bocana properties in Peru, the Pedernales property in Chile and the properties acquired as part of its SHV Project in Argentina, have since been returned to the respective vendors or abandoned, and the associated costs written off, in light of disappointing exploration results.  Others, such as Chingolo, Organullo, Los Manantiales (Mina Angela), and Huachi properties in Argentina, the Corongo and Amable Maria properties in Peru and the Baja IOCG properties in Mexico are currently being reviewed, and further work is not planned at this time.

During this period, the Company has focused to a large extent on identifying and acquiring potential IOCG deposits (referred to as “Olympic Dam” type deposits) and entered into option agreements to acquire a number of properties in Mexico and Peru that it believes are prospective for IOCG deposits.  The Baja IOCG project in Mexico is an example of this.  In May, 2006, Anglo American Mexico, S.A. de C.V. (“Anglo”), which was earning a 51% interest in the Baja IOCG project, determined to terminate its option, and the Company now controls 100% of this project.  The Company also successfully settled the lawsuit brought against it and others by Western Telluric Resources Inc. (“WTR”) and Minera Olympic, S. de R.L. (the “Plaintiffs”) in May, 2004.  Pursuant to an agreement dated October 17, 2007 (“Settlement Agreement”) among the Plaintiffs, the Company and all other parties to the various actions, all related actions were settled.  As its part of the settlement, the Company has agreed to issue an aggregate of 500,000 common shares to WTR and to grant to WTR a 1.5% net smelter return royalty over its existing and future acquired Baja California properties, of which the Company can acquire one-half (0.75%) for the price of $2,000,000.  The settlement transaction closed on May 23, 2008.  As a consequence of the settlement of the lawsuit, the Minera Olympic properties and the properties acquired by Anglo during the option period have been transferred to MMC.  In early 2008 the Company carried out additional detailed geological studies and subsequent geophysical work at the San Jose prospect of the Baja IOCG project, which was successful in identifying additional IOCG targets in the prospect area.  However, at this time, the Company is currently seeking a joint venture partner for this project and does not plan to carry out further work on the project at this time.

In 2005/06, the Company formulated a strategy to explore for, identify and acquire mineral properties based upon a specific geological model, being that for SHV deposits.  Company personnel determined that the Puna region of Argentina displayed all of the characteristics making it prospective for the formation of such deposits and, based on this determination, undertook a year long multidisciplinary regional exploration program targeting a SHV model in the 61,000 square kilometre Ordovician Santa Victoria Basin in north-western Argentina.  In September 2007, the Company agreed entered into an agreement with Newmont Ventures Limited (“Newmont”) providing for the formation of a regional exploration alliance (“Alliance”) to jointly conduct exploration for a variety of gold deposit types in north-west Argentina, including SHV deposits.  Detailed geophysical surveys on pre-existing targets began in October 2007 with subsequent targets identified by BLEG sampling being screened later in the 2007/08 field season.  However, no significant results were derived as a consequence of such programs, and the Company and Newmont therefore mutually agreed to terminate the Alliance in early January, 2009.  The Company consequently wrote off $267,157 in associated costs.

As a consequence of the disappointing exploration results on its owned or optioned Argentinean SHV projects, the Company has also determined to terminate all option agreements with respect to its gold projects in this region, and abandon all owned cateos, other than the Pirquitas property, which is the subject of a joint venture with a private Australian company.  The properties terminated or abandoned include the Incahuasi, Salar de Oro, Il Torno, Rinconada, Oros Mayo, 5C1 South, Rosario Sur, Rosario Norte and Zenteno properties.  As a consequence, the Company wrote off a total of $4,049,646 in associated costs.

During the financial year ended October 31, 2008, the Company determined to consider other significantly unexplored regions which held the potential for significant to world class base and precious metal porphyry and epithermal deposits.  It identified the Caucasian Region (consisting of Republics of Georgia, Armenia and Azerbaijan, the north-east region of Turkey and certain divisions, republics and territories in Russia) as such a region, particularly the Republic of Georgia where the Georgian Government is seeking to put in place a new mining law and promote the exploitation of the country’s mineral resources.  Accordingly, pursuant to a Memorandum of Understanding dated August 8, 2008 (but effective as and from April 25, 2008) between the Company and International Minerals and Mines Ltd., a private Gibraltar company headquartered in London (“IMM”), the Company has the right to acquire up to a 30% interest in IMM Gold Limited (“IMMG”), a subsidiary of IMM which is presently engaged in reconnaissance exploration programs in the Caucasian Region.  The Company is the manager of the exploration programs on behalf of IMMG.  Although work has been ongoing since April, 2008, and a number of prospective areas have been identified, no properties have yet been acquired by IMMG.  A director of Cardero is a director and significant shareholder of a private company which is the major shareholder (67%) of IMM.  The Company may acquire an initial 15% interest in IMMG by issuing to IMM up to 750,000 common shares, consisting of an initial 500,000 Common Shares (issued on November 24, 2008, at which time the Company received 123,530 ordinary shares of IMMG, representing a 15% interest) plus up to 250,000 additional Common Shares such that if, on November 24, 2009, the volume weighted average trading price for the Common Shares on the TSX for the five trading days immediately prior to such date (“Final VWAP”) is less than $1.83, the Company will issue to IMM such number of additional Common Shares (up to a maximum of 250,000 Common Shares) as is equal to the difference between the $1.83 and the Final VWAP, multiplied by 500,000 and divided by the Final VWAP.  The Company has the option to acquire an additional 15% of IMMG by issuing an additional 1,000,000 shares to IMM on or before December 31, 2009.

On December 3, 2008, Hochschilds Mining Holding Limited, the optionee of the Company’s Los Manantiales (formerly “Mina Angela”) property, terminated the March 12, 2007 option agreement and returned the control of the property to the Company.  The Company is presently seeking a new joint venture partner in connection with this property.

In 2006 and 2007 the Company identified iron ore as a commodity for which there was a significant demand, and has evaluated a number of prospective iron ore properties, some of which have been acquired.  The Pampa de Pongo Iron property and the Iron Sands project, both in Peru, are examples of this.  The Company continues to evaluate a number of potential iron deposits, not only in Peru and Argentina, but also in other countries, as well as the iron ore potential of its IOCG properties such as the Ursula property in Mexico.  The Company has also focused on iron ore properties that contain significant titanium and vanadium, both of which are important industrial metals, and in pursuing metallurgical testing to determine the optimum way to separate out the titanium and/or vanadium from the slag produced by treating the iron ore in a melter to produce pig iron and titanium/vanadium rich slag.  Work in this regard is ongoing, primarily with respect to the Pampa el Toro Iron sands project in Peru.  However, the Company has also recently entered into option agreement to acquire leasehold interests in two iron/titanium/vanadium properties located on the western margin of the Duluth Complex near the Mesabi Iron Range in north-eastern Minnesota, and plans initial work programs on both such properties in fiscal 2009, including initial metallurgical programs.

The primary focus of the Company’s activities in 2008 was the completion of a preliminary economic assessment at the Pampa de Pongo Iron project in Peru, as well as ongoing metallurgical work relevant to the production of iron ore and pig iron from Pampa de Pongo material.  To this end, SRK Consulting (Canada) Inc. (“SRK”) were commissioned to prepare an updated resource estimate and preliminary economic evaluation on the project, and their report was delivered in October 2008 (see “Narrative Description of the Business – Material Mineral Projects – Pampa de Pongo Iron Deposit, Peru”).  Due to the significant costs associated with moving the project forward to commercial production, management determined that the sale of the Pampa de Pongo project was appropriate and, to this end, on October 24, 2008, the Company entered into an agreement with Nanjinzhao Group Co., Ltd., (“Nanjinzhao”), a private Chinese enterprise located in Zibo City, Shandong Province, PRC, whereby the Company agreed to sell the Pampa de Pongo property to Nanjinzhao for USD 200 million.  The agreement requires an initial deposit of USD 10 million, payable on or before March 17, 2009, with a final payment of USD 190 million due on or before September 17, 2009.  During the initial three month period, Nanjinzhao will obtain the appropriate Chinese governmental consents to the transaction.  The Pampa de Pongo property will be transferred to a Peruvian subsidiary of Nanjinzhao once the USD 10 million deposit has been received.  The agreement permits Cardero to decline to proceed with the transaction at any time prior to the receipt of the final USD 190 million final payment, provided that, if such decision is made at any time after the initial USD 10 million deposit has been paid, Cardero is required to return the deposit and pay Nanjinzhao an additional USD 20 million as a break-up fee.  Upon repayment of the deposit (and break fee, if required), the Pampa de Pongo property will be retransferred to the Company.  The Company will pay a finder’s fee to an arm’s length private company in consideration of the finder introducing Cardero to Nanjinzhao and providing ongoing advice in the negotiations.

During the financial year ended October 31, 2008, the Company also carried out a pilot plant separation test at the Pampa el Toro Iron Sands project, with a view to producing an iron concentrate for further metallurgical testing, optimizing the separation parameters and determining potential production parameters (see “Narrative Description of the Business - Material Mineral Projects – Pampa el Toro Iron Sands Project, Peru”).  The Company successfully produced a 40 tonne magnetic concentrate, significantly increased the pilot plant through-put (from 2.8 to 18 tonnes/hour) and increased the anticipated magnetic concentrate grade (to 55.5% iron).  The concentrate has been shipped to the United States, where extensive commercial scale melting tests, targeting the production of a premium-quality pig iron, are presently underway.  In addition, bench scale testing of the concentrate indicates that a simple screening process resulted in an upgrade to 62.8% iron, and additional work is underway, targeting an increase to 64% iron through additional screening and other mineral separation techniques.  The Company has commissioned SRK Consulting (Johannesburg) to prepare a resource estimate for Pampa el Toro utilizing the information from the 120 existing resource definition drillholes.  The resource estimate is anticipated in the first quarter of calendar 2009.  In August 2008, the Company signed a contract with SRK to prepare a Preliminary Economic Assessment for Pampa el Toro.  However, given the advanced stage of testing at Pampa El Toro, SRK have agreed to skip this preliminary step and proceed directly to a Pre-Feasibility Study (PFS) and the Company is currently reviewing SRK’s proposal in this regard.

The Company’s focus through the financial year ending October 31, 2009 will be to realise the considerable value it believes is locked in the Company’s significant iron ore assets in the Marcona District of southern Peru and in Minnesota, USA.  To this end, the Company will continue to seek joint venture partners for its remaining properties, and does not presently contemplate carrying out additional work on such properties, other than as necessary to maintain its interest in such properties.

During the financial year ended, or subsequent to, October 31, 2008 the Company has entered into a number of agreements to acquire an interest, or the right to acquire an interest, in a number of new properties, or has entered into option agreements with respect to certain of its properties, as follows:

Argentina

      Mina Pirquitas, Jujuy Province

The Pirquitas Property consists of one cateo (approximately 4,382 hectares) near the town of Minas Pirquitas.  The property was acquired by the Company through staking and application therefor.  In January, 2008, the Company reached an agreement in principle with a private Australian company, whereby the optionee may earn a 55% interest in the Pirquitas Property by incurring exploration expenditures of USD 1,000,000 over four years, of which USD 50,000 must be incurred in the first year.  Following the optionee having earned its interest, the parties will enter into a joint venture, and thereafter each party is required to contribute its proportional share of further expenditures or be diluted on a straight-line basis.  The agreement is subject to the execution of formal documentation (currently being drafted), and the time for the expenditure requirements will not begin to run until the formal agreement is executed.

Mexico

      Calera Project, Chihuahua State

The Calera property consists of 425 hectares of exploration concessions held by the Company under option from third parties plus an additional 9,700 hectares of exploration concessions held 100% by the Company.  The option agreements with third parties require the following payments in order for the Company to acquire a 100% interest:

 - 270 hectares – aggregate payments of USD 785,000 over 5 years to June 3, 2013 (USD 50,000 paid to date)

- 130 hectares – aggregate payments of USD 1,350,000 over 3 years to May 9, 2011 USD 75,000 paid to date)

- 25 hectares – aggregate payments of USD 1,310,000 over 5 years to June 3, 2013 (USD 7,000 paid to date)

Based on the difficulty of accessing the property in order to carry on exploration activities, the Company has terminated the option agreements.  Accordingly, the Company wrote down its investment in this property by $208,224 at October 31, 2008.

      Ethos Capital Corp. Option/Joint Venture, Mexico

The Company has signed a letter of intent dated June 12, 2008, as amended October 9, 2008, (“LOI”) with Ethos Capital Corp. (“Ethos”), a Capital Pool Company listed on the TSXV, pursuant to which Ethos has been granted an option to earn an interest in the Company’s Santa Teresa and Corrales Silver-Lead-Zinc projects in Mexico.  The Santa Teresa property consists of 10 exploration concessions (87.15 hectares) held 100% by the Company and the Corrales property consists of one exploitation concession (100 hectares) held under option by the Company  and one exploration concession (8,400 hectares) held 100% by the Company..  Pursuant to the LOI, Ethos has an exclusive option to earn an undivided seventy (70%) percent interest in the Corrales and Santa Teresa properties by:

(a)

paying to the Company the sum of $500,000, as follows:

(i)

$100,000 by the day (the “Acceptance Date”) which is five (5) days after the Letter of Intent is accepted for filing by the TSXV;

(ii)

an additional $150,000 by the day which is one (1) year after the Acceptance Date;

(iii)

an additional $250,000 by the day which is two (2) years after the Acceptance Date;

(b)

delivering to the Company 1,434,000 fully paid common shares of Ethos, as follows:

(i)

100,000 shares on the Acceptance Date;

(ii)

266,800 shares by the day which is one (1) year after the Acceptance Date;

(iii)

an additional 466,900 shares by the day which is two (2) years after the Acceptance Date; and

(iv)

an additional 600,300 shares by the day which is three (3) years after the Acceptance Date; and

(c)

Maintaining the properties (including making all required payments pursuant to the underlying option agreements) in good standing during the option period.

Following the exercise of the option by Ethos, the Mexican subsidiary of Ethos and the Company (through MMC) will enter into a joint venture, with each party being responsible for its ongoing share of further expenditures.  If the interest of a participant is diluted to 10% or less, the interest of that participant will be converted to a 10% net profits interest royalty.

The option to Ethos is subject to the acceptance for filing of the LOI by the TSXV on behalf of Ethos, including fulfillment of the requirements for the completion of a qualifying transaction by Ethos under applicable TSXV policies (in process).

United States of America

      Titac Property, Minnesota

Pursuant to an option agreement dated July 1, 2008 (as amended on July 24, 2008) between the Company and an arm’s length private mineral owner, the Company has a two year option to enter into a mining lease for an aggregate of 1,402 acres (567 hectares) of mineral rights located in sections 2 and 3 of Township 54 North and sections 34 and 35 of Township 55 North, all Range 14 West, St. Louis County, Minnesota.  The mining lease will grant a lease over any mineral substance of a metalliferous nature, including those intermingled or associated materials or substances, recovered from each tone of crude ore for the purpose of extracting iron (essentially, iron, titanium and vanadium).

Option Agreement: Requires an initial payment of USD 5,000 on execution (paid) plus an extension payment of USD 25,000 due on the first anniversary of the agreement in order to extend the option for an additional year.  There are no work commitments under the option, but the Company is required to comply with all laws and to maintain specified insurance in place during the option term.  The Company can exercise the option to enter into a mineral lease at any time prior to June 29, 2010 upon notice to that effect to the owner.

Mining Lease: The initial term of the mining lease is for a period of 20 years, provided that the lease may be extended for an additional 5 year period if the Company gives notice at least 180 days prior to the end of such term, and has either paid to the owner at least USD 10,000,000 in royalties over the initial term or pays to the owner the difference between the royalties actually paid and USD 10,000,000.  In like manner, the lease can be extended for up to three additional 5 year terms, provided that the appropriate notice is given and that the Company has paid to the owner at least USD 5,000,000 in royalties during the previous 5 year term (or pays any deficiency in cash).

The Company considers this an active property, and plans a work program during the fiscal year ending October 31, 2009.

      Longnose Property, Minnesota

Pursuant to an agreement dated November 26, 2008 between the Company and an arm’s length individual on behalf of an arm’s length B.C. company, the Company was granted the option to acquire up to an 85% interest in the interest of the optionor in certain existing mineral leases, and in a lease to be entered into, covering 100% of the fee mineral rights (approximately 200 acres) located in St. Louis County, Minnesota just north of the town of Hoyt Lakes.  The Company can earn an initial 70% interest by incurring cumulative expenditures of USD 1,850,000 over 4 years to December 8, 2012 (USD 100,000 before December 8, 2009) and a payment of USD 50,000 to the optionor on or before August 15, 2009 (and each an every August 15th thereafter) to be used by the optionor to make the annual USD 50,000 advance royalty payment due to the underlying landowners.  The Company can earn an additional 15% interest (85% overall) by delivering a feasibility study (no time limit for delivery).  Upon the Company having earned a 70% or 85% interest, the optionor can elect to convert its interest to a 10% net profits interest (if the Company elects not to earn the additional 15% interest) or a 5% net profits interest (if the Company elects to earn the full 85% interest).  If the optionor does not so elect, upon the Company having earned its 70% or 85% interest, as applicable, the Company and the optionor will enter into a joint venture, with each party being responsible for its pro rata share of all joint venture expenditures.  If a party to the joint venture is diluted to a 10% or lesser interest, such interest will be converted to a 2.5% net profits interest.

The Company considers this an active property, and plans a work program during the fiscal year ending October 31, 2009.

Significant Acquisitions

Since November 1, 2007, being the commencement of the Company’s last completed fiscal year, the Company has not entered into any significant acquisitions for which disclosure is required under Part 8 of National Instrument 51-102.

ITEM 5: NARRATIVE DESCRIPTION OF THE BUSINESS

General

Summary

The Company currently holds, or has rights to acquire, interests (ranging from 50% to 100%) in several mineral properties (subject, in certain cases, to net smelter return royalties payable to the original property vendors) in Argentina, Mexico, Peru and the United States.  The Company is in the process of evaluating such properties through exploration programs or, in some cases, mineralogical and metallurgical studies and materials processing tests.  In all cases, the objective is to evaluate the potential of the subject property and to determine if spending additional funds is warranted (in which case, an appropriate program to advance the property to the next decision point will be formulated and, depending upon available funds, implemented) or not (in which case the property may be offered for option/joint venture or returned to the vendor or abandoned, as applicable).  At the present time, the Company is primarily interest in properties that are prospective for precious metals, copper, iron ore, titanium and vanadium.

The Company considers that the properties forming the Pampa de Pongo Iron property and the Pampa el Toro Iron Sands Project in Peru are its material mineral properties at the present time.  However, ongoing work on other properties may produce results that would cause the Company to consider them as material mineral properties in the future.  The progress on, and results of, work programs on the Company’s material mineral properties is set out in the Mineral Projects section of this AIF.

The Company is in the exploration stage and does not mine, produce or sell any mineral products at this time, nor do any of its current properties have any known or identified mineral resources (with the exception of the Pampa de Pongo property in Peru) or mineral reserves.  The Company does not propose any method of production at this time, although it has conducted and is conducted extensive work on the Pampa de Pongo and Pampa el Toro projects in order to ascertain the appropriate production methods to employ should the properties go into commercial production.

All aspects of the Company’s business require specialized skills and knowledge.  Such skills and knowledge include the areas of geology, drilling, logistical planning, geophysics, metallurgy and mineral processing, implementation of exploration programs and accounting.  While recent increased activity in the resource mining industry has made it more difficult to locate competent employees and consultants in such fields, the Company has found that it can locate and retain such employees and consultants and believes it will continue to be able to do so.

All of the raw materials the Company requires to carry on its business are readily available through normal supply or business contracting channels in Canada, Argentina, Mexico and the United States.  The Company has secured, or reasonably believes that it will be able to secure, personnel to conduct its contemplated programs.

The mining business is subject to mineral price cycles.  The marketability of minerals and mineral concentrates is also affected by worldwide economic cycles.  In recent years, the significant demand for minerals in some countries (notably China and India) has driven increased commodity prices to historic highs.  However, the recent downturn in the world economy has significantly moderated any continued upward pressure, and most of the commodities that the Company is exploring for have seen, and are likely to see additional, significant price declines.  It is difficult to assess how long such reduced prices may prevail, but continuing lower prices could significantly affect the economic potential of many of the Company’s current properties and result in the Company determining to cease work on, or drop its interest in, some or all of such properties.  The one exception is gold, which, while it has experienced some price decline, can reasonably be expected to increase in price should the current world economic situation continue to deteriorate or inflation again become an issue as a result of a greatly increased money supply caused by current or proposed governmentally funded economic stimulus activities.

The Company’s business is not substantially dependent on any contract such as a contract to sell the major part of its products or services or to purchase the major part of its requirements for goods, services or raw materials, or on any franchise or licence or other agreement to use a patent, formula, trade secret, process or trade name upon which its business depends.

It is not expected that the Company’s business will be affected in the current financial year by the renegotiation or termination of contracts or sub-contracts.

As of October 31, 2008, Cardero had two full-time employees and seven part-time employees and Cardero Management USA had two full-time employees.  The Company relies to a large degree upon consultants and contractors to carry on many of its activities and, in particular, to supervise and carry out the work programs on its mineral properties.  However, should the Company expand its activities, it is likely that it will choose to hire additional employees.

Bankruptcy and Similar Procedures

There are no bankruptcy, receivership or similar proceedings against Cardero, nor is Cardero aware of any such pending or threatened proceedings.  There have not been any voluntary bankruptcy, receivership or similar proceedings by Cardero within the three most recently completed financial years or completed or currently proposed for the current financial year.

Reorganizations

There have been no reorganizations of or involving Cardero within the three most recently completed financial years or completed or currently proposed for the current financial year.

Social or Environmental Policies

Cardero has created a Sustainable Development Committee (“SDC”), which has adopted a formal charter.  The overall purpose of the SDC is to assist the Board in fulfilling its oversight responsibilities with respect to the Board’s and the Company’s continuing commitment to improving the environment and ensuring that the Company’s activities are carried out, and that its facilities are operated and maintained, in a safe, sustainable and environmentally sound manner.  The primary function of the Committee is to monitor, review and provide oversight with respect to the Company’s policies, standards, accountabilities and programs relative to health, safety, community relations and environmental-related matters.  Further, the SDC is to advise the Board and make recommendations for the Board’s consideration regarding health, safety, community relations and environmental-related issues.  In particular, the SDC is to consider and advise the Board with respect to current standards of sustainable development for projects and activities such as those of the Company, particularly with a view to ensuring that the Company’s business is run in a manner, and its projects are operated and developed, so as to achieve the ideals and reflect the following principles of sustainable development:

(a)

living within environmental limits,

(b)

ensuring a strong, healthy and just society,

(c)

achieving a sustainable economy,

(d)

using sound science responsibly, and

(e)

promoting good governance.

The SDC is also responsible for monitoring the activities of the Company in connection with the initial and ongoing interaction between the Company’s activities, operations and personnel and the communities in which the Company’s projects and related activities are located, with a view to ensuring that management develops and follows appropriate policies and activities to enhance the relationship between the Company and its personnel and the communities in which it operates and reflect the principles of sustainable development in that regard.

Although not set out in a specific policy, the Company strives to be a positive influence in the local communities where its mineral projects are located, not only by contributing to the welfare of such communities through donations of money and supplies, as appropriate, but also through hiring, when appropriate, local workers to assist in ongoing exploration programs.  The Company considers that building and maintaining strong relationships with such communities is fundamental to its ability to continue to operate in such regions and to assist in the eventual development (if any) of mining operations in such regions, and it attaches considerable importance to commencing and fostering them from the beginning of its involvement in any particular area.

Cardero has also adopted a Code of Business Conduct and Ethics, which provides, among other things, that the Company is committed to complying with all laws and governmental regulations applicable to its activities and, specifically, to maintaining a safe and healthy work environment and conducting its activities in full compliance with all applicable environmental laws.

Risk Factors

In addition to those risk factors discussed elsewhere in this AIF, the Company is subject to the following risk factors:

Resource Exploration and Development is Generally a Speculative Business:  Resource exploration and development is a speculative business and involves a high degree of risk, including, among other things, unprofitable efforts resulting both from the failure to discover mineral deposits and from finding mineral deposits which, though present, are insufficient in size and grade at the then prevailing market conditions to return a profit from production.  The marketability of natural resources which may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company.  These factors include market fluctuations, the proximity and capacity of natural resource markets, government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Other than the Pampa de Pongo Iron project in Peru, there is no known resource, and there are no known reserves, on any of the Company’s properties.  The majority of exploration projects do not result in the discovery of commercially mineable deposits of ore.  Substantial expenditures are required to establish ore reserves through drilling and metallurgical and other testing techniques, determine metal content and metallurgical recovery processes to extract metal from the ore, and construct, renovate or expand mining and processing facilities.  No assurance can be given that any level of recovery of ore reserves will be realized or that any identified mineral deposit, even it is established to contain an estimated resource, will ever qualify as a commercial mineable ore body which can be legally and economically exploited.  Mineral resources are not mineral reserves and there is no assurance that any mineral resources will ultimately be reclassified as proven or probable reserves.  Mineral resources which are not mineral reserves do not have demonstrated economic viability.

Fluctuation of Metal Prices:  Even if commercial quantities of mineral deposits are discovered by the Company, there is no guarantee that a profitable market will exist for the sale of the metals produced.  The Company’s long-term viability and profitability depend, in large part, upon the market price of metals which have experienced significant movement over short periods of time, and are affected by numerous factors beyond the control of the Company, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved mining and production methods.  The current dramatic downturn in the price of all commodities (other than gold) for which the Company is presently exploring is an example of a situation over which the Company has no control and materially adversely affects the Company in a manner that it may not be able to compensate for.  The supply of and demand for metals are affected by various factors, including political events, economic conditions and production costs in major producing regions, and the slackening demand in previous high demand countries, such as China and India, is materially adversely affecting the prices of such commodities.  There can be no assurance that the price of any minerals produced from the Company’s properties will be such that any such deposits can be mined at a profit.

Insufficient Financial Resources/Share Price Volatility:  The Company has raised additional private placement financing, and generated some additional funding through the exercise of outstanding warrants and options in the fiscal year ended October 31, 2008.  However, the Company does not have sufficient financial resources to undertake all of its planned acquisition, exploration and development programs in the financial year ending October 31, 2009, and will need to raised additional funding (some of which has been recently provided through the sale, in January, 2009, of some of its holding of common shares of International Tower Hill Mines Ltd.).  In the future, the Company’s ability to continue its exploration, assessment, and development activities depends in part on the Company’s ability to commence operations and generate revenues or to obtain financing through joint ventures, debt financing, equity financing, production sharing arrangements, sale of assets or some combination of these or other means.  There can be no assurance that any such arrangements will be concluded and the associated funding obtained.  There can be no assurance that the Company will generate sufficient revenues to meet its obligations as they become due or will obtain necessary financing on acceptable terms, if at all.  The failure of the Company to meet its on-going obligations on a timely basis will likely result in the loss or substantial dilution of the Company’s interests (as existing or as proposed to be acquired) in its properties.  The Company’s priority is to maintain its Pampa de Pongo and Pampa el Toro projects (both of which have minimal holding costs during the financial year ending October 31, 2009).  In addition, should the Company incur significant losses in future periods, it may be unable to continue as a going concern, and realization of assets and settlement of liabilities in other than the normal course of business may be at amounts significantly different from those reflected in its current financial statements.

Recent market events and conditions, including disruptions in the Canadian, United States and international credit markets and other financial systems and the deterioration of the Canadian, United States and global economic conditions, could, among other things, impede access to capital or increase the cost of capital, which would have an adverse effect on the Company’s ability to fund its working capital and other capital requirements.  In 2007 and into 2008, the U.S. credit markets began to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, subprime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities.  These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence.  These conditions continued and worsened in 2008, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions.  Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially.  In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.  These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies, particularly junior resource exploration companies such as the Company.  These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations.  The Company’s access to additional capital may not be available on terms acceptable to the Company or at all.

In recent months, worldwide securities markets, particularly those in the United States and Canada, have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development stage companies, have experienced unprecedented declines in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies.  Most significantly, the share prices of junior natural resource companies have experienced an unprecedented decline in value and there has been a significant decline in the number of buyers willing to purchase such securities.  In addition, significantly higher redemptions by holders of mutual funds has forced many of such funds (including those holding the Company’s securities) to sell such securities at any price.  As a consequence, despite the Company’s past success in securing significant equity financing, market forces may render it difficult or impossible for the Company to secure placees to purchase new share issues at a price which will not lead to severe dilution to existing shareholders, or at all.  Therefore, there can be no assurance that significant fluctuations in the trading price of the Company’s common shares will not occur, or that such fluctuations will not materially adversely impact on the Company’s ability to raise equity funding without significant dilution to its existing shareholders, or at all.

Permits and Licenses:  The operations of the Company will require licenses and permits from various governmental authorities.  There can be no assurance that the Company will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects, on reasonable terms or at all.  Delays or a failure to obtain such licenses and permits, or a failure to comply with the terms of any such licenses and permits that the Company does obtain, could have a material adverse effect on the Company.

Acquisition of Mineral Concessions under Agreements:  The agreements pursuant to which the Company has the right to acquire a number of its properties provide that the Company must make a series of cash payments and/or share issuances over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute its share of ongoing expenditures.  The Company does not presently have the financial resources required to make all payments and complete all expenditure obligations under its all of its various property acquisition agreements over their full term.  Failure by the Company to make such payments, issue such shares or make such expenditures in a timely fashion may result in the Company losing its interest in such properties.  There can be no assurance that the Company will have, or be able to obtain, the necessary financial resources to be able to maintain all of its property agreements in good standing, or to be able to comply with all of its obligations thereunder, with the result that the Company could forfeit its interest in one or more of its mineral properties.

Title Matters:  The acquisition of title to mineral concessions in Mexico, Peru and Argentina is a very detailed and time-consuming process.  Title to, and the area of, mineral concessions may be disputed.  While the Company has diligently investigated title to all mineral concessions in which it has an interest and, to the best of its knowledge, title to all such concessions is in good standing or, where not yet granted, the application process appears to be proceeding normally in al the circumstances, this should not be construed as a guarantee of title or that any such applications for concessions will be granted.  Title to the concessions may be affected by undetected defects such as aboriginal or indigenous peoples’ land claims, or unregistered agreements or transfers.  The Company has not obtained title opinions for the majority of its mineral properties.  Not all the mineral properties in which the Company has an interest have been surveyed, and their actual extent and location may be in doubt.

Surface Rights and Access:  Although the Company acquires the rights to some or all of the minerals in the ground subject to the mineral tenures that it acquires, or has a right to acquire, in most cases it does not thereby acquire any rights to, or ownership of, the surface to the areas covered by its mineral tenures.  In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities, however, the enforcement of such rights through the courts can be costly and time consuming.  It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required.  There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, the Company will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore it may be unable to carry out planned mining activities.  In addition, in circumstances where such access is denied, or no agreement can be reached, the Company may need to rely on the assistance of local officials or the courts in the applicable jurisdiction, the outcomes of which cannot be predicted with any certainty.  The inability of the Company to secure surface access or purchase required surface rights could materially and adversely affect the timing, cost or overall ability of the Company to develop any mineral deposits it may locate.  This is a particular problem in many areas of Mexico, Argentina and Peru, where blockades of access to the Company’s properties, hostile actions by local communities and the potential unwillingness of local police or governmental officials to assist a foreign company against its own citizens can result in the Company being unable to carry out any exploration activities despite being legally authorized to do so and having complied with all applicable local laws and requirements.

No Assurance of Profitability:  The Company has no history of production or earnings and due to the nature of its business there can be no assurance that the Company will be profitable.  The Company has not paid dividends on its shares since incorporation and does not anticipate doing so in the foreseeable future.  All of the Company’s properties are in the exploration stage and the Company has not defined or delineated any proven or probable reserves on any of its properties.  None of the Company’s properties are currently under development.  Continued exploration of its existing properties and the future development of any properties found to be economically feasible, will require significant funds.  The only present source of funds available to the Company is through the sale of its equity shares, short-term, high-cost borrowing or the sale or optioning of a portion of its interest in its mineral properties.  Even if the results of exploration are encouraging, the Company may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercially mineable deposit exists.  While the Company may generate additional working capital through further equity offerings, short-term borrowing or through the sale or possible syndication of its properties, there is no assurance that any such funds will be available on favourable terms, or at all.  At present, it is impossible to determine what amounts of additional funds, if any, may be required.  Failure to raise such additional capital could put the continued viability of the Company at risk.

Uninsured or Uninsurable Risks:  Exploration, development and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, metal losses and periodic interruptions due to inclement or hazardous weather conditions.  These risks could result in damage to or destruction of mineral properties, facilities or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses and possible legal liability.  The Company may not be able to obtain insurance to cover these risks at economically feasible premiums or at all.  The Company may elect not to insure where premium costs are disproportionate to the Company’s perception of the relevant risks.  The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

Government Regulation:  Any exploration, development or mining operations carried on by the Company will be subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, mining taxes and labour standards.  The Company cannot predict whether or not such legislation, policies or controls, as presently in effect, will remain so, and any changes therein (for example, significant new royalties or taxes), which are completely outside the control of the Company, may materially adversely affect to ability of the Company to continue its planned business within any such jurisdictions.

Foreign Countries and Political Risk:  The Company’s principal properties are located in Peru, Argentina, Mexico and the United States where mineral exploration and mining activities may be affected in varying degrees by political or economic instability, expropriation of property and changes in government regulations such as tax laws, business laws, environmental laws and mining laws.  Any changes in regulations or shifts in political conditions are beyond the control of the Company and may materially adversely affect it business, or if significant enough, may make it impossible to continue to operate in certain countries.  Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, foreign exchange restrictions, export controls, income taxes, expropriation of property, environmental legislation and mine safety.

Dependence Upon Others and Key Personnel:  The success of the Company’s operations will depend upon numerous factors, many of which are beyond the Company’s control, including (i) the ability of the Company to enter into strategic alliances through a combination of one or more joint ventures, mergers or acquisition transactions; and (ii) the ability to attract and retain additional key personnel in exploration, mine development, sales, marketing, technical support and finance.  These and other factors will require the use of outside suppliers as well as the talents and efforts of the Company.  There can be no assurance of success with any or all of these factors on which the Company’s operations will depend.  The Company has relied and may continue to rely, upon consultants and others for operating expertise.

Currency Fluctuations:  The Company maintains its accounts in Canadian and U.S. dollars, Argentinean and Mexican pesos and Peruvian nuevo soles, making it subject to foreign currency fluctuations.  Such fluctuations may materially affect the Company’s financial position and results.

Exploration and Mining Risks:  Fires, power outages, labour disruptions, flooding, explosions, cave-ins, land slides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs.  Substantial expenditures are required to establish reserves through drilling, to develop metallurgical processes, to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.  The economics of developing mineral properties is affected by many factors including the cost of operations, variations of the grade of ore mined, fluctuations in the price of gold or other minerals produced, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material. Short term factors, such as the need for orderly development of ore bodies or the processing of new or different grades, may have an adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations. Material changes in geological resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.

Environmental Restrictions:  The activities of the Company are subject to environmental regulations promulgated by government agencies in different countries from time to time.  Environmental legislation generally provides for restrictions and prohibitions on spills, releases or emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations.  Certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent.  Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.  The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Regulatory Requirements:  The activities of the Company are subject to extensive regulations governing various matters, including environmental protection, management and use of toxic substances and explosives, management of natural resources, exploration, development of mines, production and post-closure reclamation, exports, price controls, taxation, regulations concerning business dealings with indigenous peoples, labour standards on occupational health and safety, including mine safety, and historic and cultural preservation.  Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties, enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions, any of which could result in the Company incurring significant expenditures.  The Company may also be required to compensate those suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements.  It is also possible that future laws and regulations, or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspension of the Company’s operations and delays in the exploration and development of the Company’s properties.

Limited Experience with Development-Stage Mining Operations:  The Company has limited experience in placing resource properties into production, and its ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise.  There can be no assurance that the Company will have available to it the necessary expertise when and if it places its resource properties into production.

Uncertainty of Resource Estimates/Reserves:  Unless otherwise indicated, mineralization figures presented in the Company’s filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by Company personnel and independent geologists.  These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable.  There can be no assurance that:

• these estimates will be accurate;

• reserves, resource or other mineralization figures will be accurate; or

• this mineralization could be mined or processed profitably.

Because the Company has not commenced production at any of its properties, and has not defined or delineated any proven or probable reserves on any of its properties, mineralization estimates for the Company’s properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience.  In addition, the grade of ore ultimately mined, if any, may differ from that indicated by drilling results.  There can be no assurance that minerals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale.  The resource estimates contained in the Company’s filings with securities regulatory authorities, press releases and other public statements that may be made from time to time have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate.  Extended declines in market prices for gold, copper, iron or other metals may render portions of the Company’s mineralization uneconomic and result in reduced reported mineralization.  Any material reductions in estimates of mineralization, or of the Company’s ability to extract this mineralization, could have a material adverse effect on the Company’s results of operations or financial condition.  The Company has not established the presence of any proven and probable reserves at any of its mineral properties.  There can be no assurance that subsequent testing or future studies will establish proven and probable reserves at any of the Company’s mineral properties.  The failure to establish proven and probable reserves could restrict the Company’s ability to successfully implement its strategies for long-term growth.

Enforcement of Civil Liabilities:  As substantially all of the assets of the Company and its subsidiaries are located outside of Canada and the United States, and certain of the directors and officers of the Company are resident outside of Canada and/or the United States, it may be difficult or impossible to enforce judgements granted by a court in Canada or the United States against the assets of the Company and its subsidiaries or the directors and officers of the Company residing outside of such country.

Mining Industry is Intensely Competitive:  The Company’s business of the acquisition, exploration and development of mineral properties is intensely competitive.  The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company.  The Company may also encounter increasing competition from other mining companies in efforts to hire experienced mining professionals.  Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters.  Increased competition could adversely affect the Company’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The Company may be a “passive foreign investment company” under the U.S. Internal Revenue Code, which may result in material adverse U.S. federal income tax consequences to investors in Common Shares that are U.S. taxpayers:  Investors in Common Shares that are U.S. taxpayers should be aware that the Company believes that it has been in prior years, and expects it will be in the current year a “passive foreign investment company” under Section 1297(a) of the U.S. Internal Revenue Code (a “PFIC”).  If the Company is or becomes a PFIC, generally any gain recognized on the sale of the Common Shares and any “excess distributions” (as specifically defined) paid on the Common Shares must be rateably allocated to each day in a U.S. taxpayer’s holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer’s holding period for the Common Shares generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a “qualified electing fund” (a “QEF”) election with respect to the Company generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of the Company’s “net capital gain” and “ordinary earnings” (as specifically defined and calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company.  U.S. taxpayers should be aware, however, that there can be no assurance that the Company will satisfy record keeping requirements under the QEF rules or that the Company will supply U.S. taxpayers with required information under the QEF rules, in event that the Company is a PFIC and a U.S. taxpayer wishes to make a QEF election.  As a second alternative, a U.S. taxpayer may make a “mark-to-market election” if the Company is a PFIC and the Common Shares are “marketable stock” (as specifically defined).  A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. taxpayer’s adjusted tax basis in the Common Shares.

Material Mineral Projects

Pampa de Pongo Iron Property, Peru

Information in this AIF regarding the Pampa de Pongo Iron Property is based on information provided by the Pampa de Pongo Report.  The following Summary is from the Pampa de Pongo Report and the detailed disclosure in the Pampa de Pongo Report is incorporated into this AIF by reference.  Readers are encouraged to review the entire Pampa de Pongo Report, which is filed on SEDAR at www.sedar.com.  The Company has not carried out any further work on the Pampa de Pongo property since the completion of the Pampa de Pongo Report in September, 2008.

Summary

The Pampa de Pongo iron ore (magnetite) project consists of a block of 8 adjoining mining concessions (“Concesión Minera”) and 10 mining claims (“Petitorio Minero”) encompassing an area 19 kilometres long and up to 10 kilometres wide (15,300 hectares).  The Project is located on the southern coastal plain of Peru, 50 kilometres south of the city of Nazca and 550 kilometres southeast of Lima, in the province of Caraveli, in the governing jurisdiction of Arequipa.  The geographic center of the property is located at 74° 50" W longitude, 15° 23" S latitude.  The property is at approximately 400 metres in elevation and is 20 kilometres from the Pacific Ocean, 10 kilometres from the Pan-American Highway and 38 kilometres from the deep sea port of San Juan.  The property is located in a desert environment with minimal rainfall and very sparse vegetation (see Figure 1).

The Company completed an option to purchase a 100% undivided interest in the property from Rio Tinto Mining and Exploration, Sucursal Peru (“Rio Tinto”).  The Concesiones Mineras (8,000 hectares) are presently in the process of being transferred from Rio Tinto to Cardero Peru, however, as of September 30, 2008 they are still held by Rio Tinto.  Rio Tinto anticipates that the concession transfers will be completed imminently (completed in November, 2008).  The 10 Petitorios Mineros (7,300 hectares) are held 100% by Cardero Peru (see Figure 2).

The Pampa de Pongo deposit was discovered by Rio Tinto in 1994 as part of a regional Iron Oxide Copper Gold (“IOGC”) exploration program.  Rio followed up on the discovery with drilling in 1995 and 1996.  The deposit does not outcrop and is buried beneath aeolian sand.  There are no historical mine workings, waste management facilities, tailings ponds or important natural features within the area of the Pampa de Pongo claims block.

NAZCA
Vista Alegre
Marcona Mine
Mine waste dumps
La Justa old mine
Open pits
San Nicolas (deep-water port)
San Juan (deep-water port)
San Juan
PAMPA DE PONGO
Acari old mine
Acari
Bella Unión
Lomas
Yauca
Pacific Ocean
N
0 5 10 Km
Grid Projection: UTM
Datum: WGS 84, Zone 18 sur
LEGEND
Town, village
Mine
Port
Aerodrome
Landing strip
Transmission line of 220 kV
Transmission line of 33-50-60-66 kV
Projected route of Camisea gas pipeline
Asphalted road
Graded dirt road
Un-graded dirt road
River
Stream
Pampa de Pongo, Project Area
Department of Arequipa

Figure 1:  Pampa de Pongo Location and Infrastructure

Figure 2:  Pampa de Pongo Tenure Map

Geology

The Pampa de Pongo deposit is located in the Marcona (Iron-Copper) District, named after the Marcona Iron Mine, which has operated continuously since 1953.  The oldest rocks exposed are Precambrian in age and part of the Coastal Basal Complex, consisting of gneisses, potassium-rich granites and migmatites.  This basement metamorphic complex is overlain by carbonates, pelitic sediments and a variety of intermediate to mafic igneous units of the Lower Paleozoic Marcona Formation, Middle to Upper Jurassic Rio Grande Formation and Bella Union Volcanics.  Small remnants of the Upper Jurassic Jahuay Formation (mixed volcanics and sediments) and Lower Cretaceous Jauca Formation (sediments) cap the Jurassic succession.  Major intrusives include the San Nicolas Batholith and the more extensive Lower Cretaceous Coastal Batholith.  The majority of the mineralization at the Marcona mine is hosted by carbonates of the Marcona Formation.  The Pampa de Pongo deposit is hosted by the younger Jurassic Juhuay Formation.

Mineralization

At Pampa de Pongo the mineralized bodies are semi-concordant and appear to have been controlled by a number of factors, primarily structure, but also host rock lithologies, primary porosity and secondary porosity related to fracturing or brecciation.  Mineralization comprises semi-massive to massive magnetite replacement zones.

There are four main zones of mineralization and potential mineralization:

1.

North Zone – An untested exploration target indicated by a large magnetic anomaly.

2.

Central Zone – The Central zone is the main focus of the preliminary economic assessment by SRK.  It is a two-layer mineralized body.  The lower portion consists of a flat-lying, massive replacement lens up to 370 metres thick, measuring approximately 1,060 metres east-west by 1,000 metres north-south at the widest point.  The resource remains open in all directions.  Mineralization is consistent, averaging approximately 62% magnetite with multiple intersections greater than 80% magnetite.  In the overlying upper portion (not included in the current resource), massive iron mineralization is cut with a minor component of hypabyssal porphyry sills.  The lower, high grade massive replacement at Pampa de Pongo, from which the Inferred Resource has been estimated, based on current data, is almost completely devoid of unmineralized intrusive rocks.

3.

East Zone – The East Zone is indicated by a 3D magnetic anomaly, the dimensions of which, suggest potential for 350-500 million tonnes of magnetite.  A single drillhole on the southern edge of the anomaly intersected massive magnetite mineralization. Mineralization consists of 3 high-grade mineralized lenses grading 41% to 44% iron over tens of metres approximately 270 metres from surface.  The total thickness of magnetite mineralization intersected is 292 metres.

4.

South Zone – This is a near-surface resource comprised of two separate zones of predominantly massive magnetite mineralization with a thickness of up to 120 metres, a combined length of  1,100 metres north-south and a width of 400 metres east-west at the widest point.  This resource has not been included in the mine schedule presented in the Pampa de Pongo Report and represents future upside potential.

Since the initial deposit discoveries, detailed ground magnetic surveys and 3D magnetic inversion models have formed a critical component of exploration at Pampa de Pongo with a direct correlation between the highest magnetic susceptibility (as defined by the 3D inversion models) and significant magnetic mineralization intersected in drillholes.

Metallurgy and Mineral Processing

Representative metallurgical samples were selected by SRK from four diamond drillhole cores from the Central Zone and beneficiation, magnetic concentration and pilot-scale pelletizing tests were conducted.  The preliminary metallurgical testwork demonstrated that:

•

Wet magnetic separation would yield 93.4% iron recovery;

•

Metallurgical quality exceeds industry standards for high quality blast furnace feed;

•

Commercially produced pellets made from Pampa de Pongo ore would be a suitable feedstock for the MIDREX ® Direct Reduction Process; and

•

Deleterious materials in the pellets would be at or below acceptable levels.

The mineral processing design for this study includes crushing – grinding – flotation – wet magnetic separation and pelletization.  Economic values of copper and gold are anticipated to be extracted in the flotation stage with 50% recovery assumed for both metals.

Mineral Resource Estimate

The mineral resource estimates were reviewed by Marek Nowak (P.Eng.) and George Wahl (P.Geo.) who are all Qualified Persons.  The effective date of the Mineral Resource Statement is September 30th, 2008.  SRK is not aware of any environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant issues that may affect the mineral resource estimate.

The classified inferred mineral resource estimates at 15% iron cut-off grade are tabulated in Table 1.

Table 1 : SRK Classified Mineral Resources for the Pampa de Pongo Deposit at 15% Fe cut-off

ZONE	Classification	Volume (Mm3)	Density (T/m3)	Tonnage (Mt)	Fe (%)	Au (g/t)	Cu (%)
Central	Inferred	203	3.69	748	41.7	0.059	0.093
South	Inferred	32	3.59	115	39.5	0.130	0.121
Total	Inferred	235	3.67	863	41.3	0.068	0.097

The resources represent all estimated blocks within the modeled zones.  The economic cut-off used to generate mineral resources was assumed and based on experience with similar projects.  The final cut-off required to produce a saleable product will need to be confirmed by future metallurgical testwork.  This economic cut-off was applied to both the Central and South Zones.  Although the South Zones contribute a relatively small tonnage, SRK is of the opinion that there are reasonable prospects for additional tonnage in this area which may then make these resources amenable to underground mining methods.  Table 2 shows the mineral inventory at various cut-off grades.

Two exploration targets also exist on the property.  The East Zone exploration target may potentially contain a conceptual tonnage of 350 to 500 Mt of magnetite mineralization.  A single hole was drilled in the East Zone which intersected 292 metres of semi-massive and massive magnetite mineralization at the extreme edge if the 3D magnetic anomaly.  The second exploration target, the North Zone, shows a magnetic anomaly but is untested.

Table 2 : Mineral Inventory at Various Cut-off Grades

ZONE	Cut-Off Grade	Volume (Mm3)	Density (T/m3)	Tonnage (Mt)	Fe (%)	Au (g/t)	Cu (%)
CENTRAL	>30% Fe	163	3.80	618	45.1	0.061	0.098
	>25% Fe	190	3.73	707	42.9	0.059	0.095
	>20% Fe	200	3.70	739	42.1	0.060	0.094
	>15% Fe	203	3.69	748	41.7	0.059	0.093
	>10% Fe	204	3.68	752	41.6	0.059	0.093
	> 5% Fe	205	3.68	753	41.6	0.059	0.093
	> 0% Fe	205	3.68	753	41.6	0.059	0.093
SOUTH	>30% Fe	31	3.60	113	39.7	0.130	0.121
	>25% Fe	32	3.59	115	39.5	0.130	0.121
	>20% Fe	32	3.59	115	39.5	0.130	0.121
	>15% Fe	32	3.59	115	39.5	0.130	0.121
	>10% Fe	32	3.59	115	39.5	0.130	0.121
	> 5% Fe	32	3.59	115	39.5	0.130	0.121
	> 0% Fe	32	3.59	115	39.5	0.130	0.121
Total	> 15% Fe	235	3.68	863	41.4	0.068	0.097

Mining

The Central Zone massive magnetite mineralization is located between approximately 350 metres and 800 metres below surface and, as such, it was deemed potentially mineable by open pit or underground methods.  An analysis of open pit and underground mining scenarios lead to the conclusion, based on the current data and assumptions, that an underground block cave mine would provide the most favourable economic results.  The underground mine was designed on two sections, Block 1 and Block 2.  The variability in the geometry of the bottom of the resource required the use of the blocks being mined from different levels.  Block 1 extracts the highest grade, thickest and deepest material first.  Block 2 is planned to extract the remaining resource from a higher undercut elevation, adjacent to Block 1.

Based on the geometry, mining method and bulk density of the mineralization in the Central Zone, the production capacity of the mine was estimated to be 75,000 tpd or 27.4 MTPY.  The mine production life is 24 years and includes a 5-year, straight-line production ramp-up.  Table 3 shows the life of mine mill feed total by mining block.

Table 3 : LOM Mill Feed

Mining Block	Diluted Totals
	MTonnes	Fe Grade (%)	Cu Grade (%)	Au Grade (g/t)
Block 1	401	39.7	0.07	0.04
Block 2	160	37.7	0.11	0.09
Mineralized development muck	18	46.8	0.11	0.07
Total	580	39.4	0.09	0.05

Cost Estimates

Operating (“OPEX”) and capital (“CAPEX”) costs were estimated using a combination of first principles, reference projects and industry experience.  Table 4 shows the calculated OPEX and Table 5 shows the CAPEX.  A 20% contingency was used on capital costs to capture expenses not included in the estimates.

Table 4 : Unit OPEX Estimate Summary

Description	Unit	Cost
Mining	$/t milled	4.73
Beneficiation	$/t milled	1.70
Magnetic separation and Filtering	$/t milled	1.50
Flotation plant	$/t milled	0.30
Pelletizing plant	$/t milled	3.14
Site services	$/t milled	0.50
G&A	$/t milled	0.80
OPEX per tonne milled	$/t milled	12.67
OPEX per tonne of pellets produced	$/t of pellets	22.16

Table 5 : CAPEX Estimate Summary

Description	Unit	Pre-Production		Post Start-up	Total
		Pre-construction	Construction
Mine Development	M$	136	396	656	1,188
Mine Mobile Equipment	M$	1	111	889	1,001
Mine Construction	M$	2	255		257
Beneficiation	M$		168		168
Mag Sep, Float, Slurry, Filter	M$		111		111
Pellet plant	M$		1,010		1,010
Tailings Dam	M$		59	129	188
Other	M$	95	40		135
EPCM	M$		354		354
Sustaining capital	M$			1,807	1,807
Capital cost w/o contingency	M$	234	2,504	3,482	6,219
Contingency (20%)	M$	46	501	696	1,243
TOTAL CAPITAL COST	M$	280	3,005	4,178	7,462

Preliminary Economic Assessment Results

A preliminary discounted cash flow analysis was conducted for the project using a range of iron pellet prices.  The economic analysis used inferred mineral resources exclusively and, therefore, only provides a preliminary overview of the project economics based on broad, factored assumptions.  Inferred mineral resources are considered too speculative geologically to have the economic considerations applied to them to be categorized as mineral reserves, and there is no certainty that the inferred resources will be upgraded to a higher resource category.  There is also no certainty that the results of this preliminary economic assessment will be realized.

The main economic parameters used in the cash flow analysis are shown in Table 6.  It was assumed that the project will be equity financed.

Table 6 : Main Economic Analysis Assumptions Common to all Cases

Item	Unit	Value
Copper Price	$/lb	2.00
Gold Price	$/oz	650
Iron recovery	%	93.4
Copper recovery	%	50
Gold recovery	%	50
Iron pellet grade	% Fe	64.5
Copper concentrate grade (Cu)	% Cu	22
Copper concentrate grade (Au)	Au g/t	13.8
Payable iron (in pellets)%		100
Payable copper (in Cu cons)%		96.5
Payable gold (in Cu cons)%		97
Offsite copper concentrate costs
Transport (all in)	$/wmt Cu concentrate	100
Treatment	$/dmt Cu concentrate	70
Cu Refining	$/payable lb Cu	0.07
Au Refining	$/payable oz Au	6
Discount rate	%	10

Four cases were used in the cash flow analysis to demonstrate the variation of project economics with iron pellet price.  All other variables were kept constant for all cases including the life of mine mill feed tonnes and grade.  The four cases all used the assumption that pellets would be the final product.  Case 1 assumed blast furnace pellets would be produced.  The other cases assumed direct reduction pellets would be produced.  Pellet prices were obtained from an independent market study, the 3-year average and reference public-domain reports and are shown in Table 7.  Direct reduction pellets were assumed to have a 10% premium over blast furnace pellets.

Table 7 : Iron Pellet Price Assumptions

Case	Pellet Type	Pellet Price (US¢/mtu)	Reference
1	Blast furnace	198	Independent market opinion for BF pellets
2	Direct reduction	169	3-year average (154 ¢/mtu)+ 10% DR pellet premium
3	Direct reduction	218	Independent market opinion (198 ¢/mtu)+ 10% DR pellet premium
4	Direct reduction	253	2008 public domain scoping study (230 ¢/mtu) + 10% DR pellet premium

The preliminary economic analysis results are shown in Tables 8 and 9.

Table 8 : NPV Results by Case

Taxation Assumption	Parameter	Unit	Net Present Value (NPV)
			Case 1 BF Pellets 198 ¢/dmtu	Case 2 DR Pellets 169 ¢/dmtu	Case 3 DR Pellets 218 ¢/dmtu	Case 4 DR Pellets 253 ¢/dmtu
After Tax	0% discount rate	B$	17.6	13.7	20.2	24.9
	8% discount rate	B$	3.3	2.2	4.1	5.4
	10% discount rate	B$	2.1	1.3	2.7	3.7
	12% discount rate	B$	1.3	0.6	1.7	2.5
Pre Tax	0% discount rate	B$	27.3	21.3	31.4	38.7
	8% discount rate	B$	5.8	4.1	7.0	9.0
	10% discount rate	B$	4.0	2.7	4.9	6.4
	12% discount rate	B$	2.7	1.7	3.4	4.6

Table 9 : IRR and Payback period

Parameters	Unit	Case 1 BF Mid	Case 2 DR Lower	Case 3 DR Mid	Case 4 DR Upper
After tax IRR	%	18	15	20	23
Pre tax IRR	%	23	19	25	29
Payback Period (Post Tax, 10% DR)	Production years	7.6	10.0	6.8	5.7

A simplified sensitivity analysis was conducted and showed the project is most sensitive to metal price which yields a 45% variation in after-tax NPV10% for a 20% change in metal price.  Mill feed grade is almost identical to the metal price sensitivity.  The project is less sensitive to operating costs than capital costs (see Figure 3).

Figure 3:  Case 3 Sensitivity Graph

Conclusions

The results of this preliminary economic assessment indicate that, based on the preliminary data available and assumptions used, the Pampa de Pongo Project is an economically robust project that warrants further exploration and study.  The project is situated in a very favourable location within a short distance of infrastructure, including a deep-sea port facility, located 38 kilometres west of the deposit.  Drilling and magnetic surveys infer the presence of a large, massive magnetite mineralized Central Zone that is conducive to underground bulk mining.  The South Zone resource and other exploration targets, particularly the East Zone, may enhance the total material available for exploitation.  The metallurgy test work done on the Central Zone mineralization confirmed the production of pilot scale direct reduction pellets with low levels of deleterious elements.

Recommendations

SRK recommends two stages of work to take Pampa de Pongo to the next level of development.  These recommendations are described below.  The Preliminary Economic Assessment will be contingent upon the success of the East Zone exploration drilling, while the Pre-feasibility Study will be contingent on the success of the definition drill programs of the East Zone and/or the Central Zone.

1.

East Zone Exploration & Preliminary Economic Assessment

Exploration of the East Zone should be accelerated and prioritized to allow concurrent development with Central Zone, assuming positive results.  Critical work items include:

•

Exploration Drilling – six holes to prove economic potential and determine Inferred Resources (4,500 metres).

•

Preliminary Economic Assessment – Scoping level assessment including conceptual mine design, resource estimate, metallurgy and economic value. The critical aspect would be to determine if the potential resource could be developed concurrently with Central Zone, increasing the annual output of the operation.

2.

Central and East Zone Pre-feasibility Study

The major components of the study should be as follows:

•

Central Zone Definition Drilling – approximately 17 drillholes, totalling 14,500 metres, resulting in a 200-metre drill spacing.  This should be sufficient to upgrade existing resources from Inferred Resources to at least an Indicated Resource category.  All permits are in pace to complete this work.

•

East Zone Definition Drilling - Rapid definition drilling to dovetail preliminary feasibility-level work with that being undertaken for Central Zone.  This drilling would comprise approximately six additional drillholes for 4,500 metres.

•

Geotechnical Studies – concurrent with definition drilling, detailed geotechnical analysis including further structural definition and hydrogeology.

•

Environmental baseline – environmental monitoring, including groundwater assessment and preparation of Environmental Impact Assessment.

•

Metallurgy – Multiple bench-scale metallurgical tests to quantify metallurgical variation within the Central Zone.  Further development of the furnace firing cycle to optimize and enhance blast furnace pellet quality.  Additional grinding to reduce silica even further and conversely increase total iron grade in the pellets.

•

Central Zone Condemnation Drilling -  If not already defined through definition drilling, the outer edges of the Central Zone must be defined through up to 5 condemnation drillholes for a total of 4,250 metres.

Costs are based on a contractor quote of $120/metre drilled and an estimated geotechnical logging and assaying cost of $30/metre drilled.

Table 10 : Summary of Recommended Diamond Drilling

	Zone	No. of Holes	Est. Total Metres	Purpose	Estimated Cost ($M)
Priority 1	East	6	4,500	Confirmation of geophysical anomaly	0.7
	East	6	4,500	Resource definition	0.7
Priority 2a	Central	17	14,450	Resource definition, technical data	2.2
Priority 2b	Central	5	4,250	Deposit boundary definition	0.6
TOTAL DRILLING		34	27,700		4.2

The cost of the East Zone mineral resource estimation and Preliminary Economic Assessment is estimated to be $200,000.  The cost of the Central and East Zone Preliminary Feasibility Study is estimated to be $2,600,000.  The total cost of the drilling, PEA and PFS is estimated to be $7M.

Readers are cautioned that mineral resources that are not mineral reserves do not have demonstrated economic viability.

Planned Activities

As the Company has entered into an agreement for the sale of the Pampa de Pongo project, the Company does not plan to carry out any further work on the property.

Pampa el Toro Iron Sands Project, Peru

Information in this AIF regarding the Iron Sands Project is based on information provided by the Iron Sands Report.  The following summary is from the Iron Sands Report and the detailed disclosure in the Iron Sands Report is incorporated into this AIF by reference.  Readers are encouraged to review the entire Iron Sands Report, which is filed on SEDAR at www.sedar.com.

Summary

The Iron Sands Project (“ISP”) is located approximately 450 straight-line-kilometres southeast of Lima.  The coastal village of Lomas, from which all ISP-related field work was conducted, and which hosts the laboratory and storage facilities for the ISP, lies 528 kilometres by road from Lima and 7 kilometres from the Panamericana Sur highway.  The magnetic separation pilot plant is located approximately 5 straight-line-kilometres due west from the center of the Pampa el Toro property, and next to the town of Acari (see Figures 4 and 5).

Access to the properties is via the asphalted Panamericana Sur highway, and then by 50-70 kilometres of maintained graded roads to individual sites (around 1 hour on average).  The dune fields lie at elevations between 375 and 1,600 metres above sea level (m.a.s.l.), with the Pampa El Toro Dune Field occupying a range of 1,000-1,400 m.a.s.l.  The climate is arid and the dune fields present an inhospitable and rarely visited environment.  There are no sites of agriculture or other local economic interest within the project areas.

The 21 mining concessions which now constitute the ISP total 15,176.93 ha.  Of these, 16 are owned 100% by the Company and the remaining 5 are held under option (see Figure 5).

500000
550000
600000
8400000
8350000
8300000
8250000
PERU
Lima
Department of Ica
Department of Arequipa
600 KM
0
600 Km
Pisco
Pacific Ocean
Department of Ica
Iron Sands Project area
Department of Arequipa
100 Km
0
100 Km
1:6000000
Rio Ingenio
Qda. Socos
NASCA
Rio Nazca
San Luis Pajonal
VISTA ALEGRE
Rio Las Trancas
Copara
NAZCA PROVINCE
MARCONA
Marcona Junction
Marcona Iron Mine
Rio Santa Lucia
BELLA UNION
Rio Acari
ACARI
Pto. San Juan
LOMAS
Bella Unión
JAQUI
Jaqui
Rio Yauca
CARAVELI PROVINCE
YAUCA
Lomas
Acari Junction
Yauca
Relave
Tocota
Santa Rosa
Rio Chala
Rio Chaparra
Pto. Chala
Pacific Ocean
N
20
0
20 Km
1:750000

LEGEND

- Dirt road
- Panamericana Sur Highway
- Department of Arequipa
- Department of Ica
- Provincial boundary
- District boundary
- Rivers
- PSAD 56 zone 18
- Small town and village
- City or large towns
- Aerodromes
- Deep-water port
- Project Properties

Consultora Minera Anglo Peruana S.A.	
Project: IRON SANDS PROJECT	Proprietary: CARDERO RESOURCE CORP.
Location map	
Date:	Figure 1

Figure 4:  Iron Sands Project Location and Infrastructure

525000
550000
575000
30_n
Nazca
Santiago Nuevo
30 - ñ
Puquio
Santa Is
N
NASCA
Chuquimaran (Destruido)
Vista Alegre
Uchuytambo
8350000
Area Covered by Field Sampling
Salsa
SANTA LUCIA
Cupara
31 - n
Acari
31 - ñ
Jaqui
5
3
6
2
4
51
52
Carbonera Dune-Field Boundary (approx.)
8325000
Pampa el Toro Dune-Field Boundary (approx.)
38
Area Covered by Field Sampling
Cerro de Arena
8300000
39
40
41
ACARI
Bella Union
46
42
53
43
54
44
55
47
45
48
Sand Processing Plant, projected
Jaqui
32 - n
Yauca
32 - ñ
Chala
Tanaca Dune-Field Boundary (approx.)
Lomas
8275000
Pacific Ocean
Chaviña
Yauca
Area Covered by Field Sampling
10
0
10
Km
1:500,000
Datum: PSAD 56 zone 18
Datum: WGS 84 zone 18
Tanaca
LEGEND
Motorable Track
Track
Dirt road
Panamericana Sur Highway
Minera Koripampa Properties
Minera Ataspacas Properties
38 Claim block reference No (see table 1)
Small town and village
City or large towns
Aerodromes
Dune field margin
Limit of area sampled
1:100,000 scale IGN topographic sheet boundaries
8250000
Consultora Minera Anglo Peruana S.A.
Project:
IRON SANDS PROJECT
Proprietary:
CARDERO RESOURCE CORP.
Properties map
Date:
Figure 2

Figure 5:  Iron Sands Project Tenure and Dune Field Location Map

Dr. Cruise visited the properties on numerous occasions from 2004 through to 2006.  Surface aspects of mineralization in the dune fields have been observed, and a review of the results of the work that has been conducted at the Lomas Field Site and laboratory has been made.  In all respects, Dr. Cruise concluded that the assertions made by the contractor and other Company personnel in their reports were acceptable, and that due professional procedure had been adhered to during the investigations.

Mr. Hoffman visited the properties of Pampa el Toro and Carbonera in 2007 and 2008 while over-seeing the set-up, testing and operation of the pilot plant.  In addition, he has visited and toured the Company’s laboratory facilities and storage site at Lomas.  Mr. Hoffman states that all metallurgical and mineral processing aspects of the project have been undertaken with professional care and attention, and that the sampling methodology and representativity are acceptable.

The ISP was initiated by the Company in mid-2005.  Preliminary surface sand sampling and magnetic separation gave magnetic concentrates (“MC’s”) in the range 0.7 to 21.24 weight % (“Wt.%”), with an average of around 11.0 Wt.%.  Geochemical analyses of the magnetic concentrates by ALS Chemex Labs, North Vancouver, B.C., Canada, an independent ISO compliant laboratory, returned results of approximately 61.5% iron and 4.3 to 6.4 % TiO2.

An initial Midrex FASTMELT® test successfully produced a high-quality low-sulphur, low-phosphorus and low titanium liquid iron of approximately 91.6% iron, 4.88% carbon and less than 0.21% sulphur.  Waste slag from the process reportedly assayed up to 21.48 Wt.% TiO2 and 3.18 Wt.% V2O5.

On the basis of these positive results, the Company proceeded with additional field based studies with the objective of identifying an easily accessible area containing the potential for sufficient resources of magnetite sand at sufficient concentration to support a viable 20 to 30 year integrated mining operation.  To this end, the Company focused initial exploration work on the larger Pampa El Toro and Carbonera dune fields, and later over the highest-grade parts of the Pampa El Toro Dune Field.

Magnetite within the iron sands is believed to have been derived from erosion of locally derived intermediate andesitic volcanics.  The dune sands are considered to be the product of aeolian re-distribution of contemporary and ancient beach sands and Quaternary basin sediments derived from erosion of the Marcona Formation, winnowed, and re-distributed, together with non-magnetic components, by prevailing winds, to produce potentially economic concentrations of magnetite in extensive, and partially active, dune fields.

The dune sands fall into two deposit types based on dune morphology.  The first is a stable pampa sand, consisting of a flat-to-gently-rolling sand apron surface similar to an “erg” or “sand sea”, with small active dunes superimposed.  The second is active dunes with little evidence of a stable sub-stratum.  The deposit may be classified as a heavy minerals deposit, although one generated by wind rather than water processes, as is the norm.

Magnetic minerals are distributed throughout the pampa-type and active dune surface sands as rhythmically repetitive millimetric stratified bands.  The variable intensity of the mineralization, both vertically and horizontally is probably due to differential winnowing of pampa-type and active dune sands by winds of different strengths over different periods and in different locations.

In detail, the ISP area comprises three dune fields.  From north to south, they are: the Carbonera Dune Field, the Pampa El Toro Dune Field, and the Tanaca Dune Field.  Initial reconnaissance sampling of the three dune fields revealed that Pampa El Toro Dune Field contained the highest concentrations of magnetite sand, and virtually all subsequent work was conducted over Pampa El Toro.  The Carbonera dune field contains only a restricted zone of higher MC values, hence no further resource evaluation work has been conducted, yet some minor raw sand mineral processing and metallurgical tests have been initiated.  Investigations over the Tanaca dune field were discontinued due to relatively low values of MC and the property claims have been abandoned.

Sample collection, preparation, analysis and security issues were reviewed and found to conform with industry best practice.

A regional surface sand sampling programme over the Pampa El Toro Dune Field identified two areas containing greater than 5 Wt.% MC.  Together, these two anomalous zones, the Toro West Zone and the Toro Southeast Zone, respectively, cover an area of more than 15 square kilometres.  A subsequent infill surface sampling programme over these anomalous zones extended the area containing greater than 5 Wt.% MC to approximately 20 square kilometres with a mean value of 5.9 Wt.% MC.  The infill samples also revealed four higher-grade sub-zones containing greater than 7.5 Wt.% MC and cumulatively covering around 5 square kilometres, with a weighted mean content of 9.0 Wt.% MC.

Two phases of percussion drilling were undertaken to test the continuity of magnetic minerals at depth.  Phase I involved a widely spaced (2 kilometres between adjacent holes) drilling programme consisting of 13 holes, of which eight were drilled to a depth of 100 metres and four to a depth of 141 metres.  With the exception of one peripheral hole, which intersected bedrock at 38 metres, all holes bottomed in dune sands.  Phase I holes demonstrated the continuation of significant magnetite values at depth.

The Phase II percussion drilling programme was designed by SRK Consulting (Johannesburg) to test approximately 6.5 square kilometres of the most prospective part of the Pampa El Toro Dune Field at an increased drillhole density of 250 metres and 500 metres, respectively, to a depth of 60 metres below surface.  Ultimately, a total of 109 Phase II drillholes demonstrated the continuity of mineralization in depth to at least 60 metres, and mineralization remains open.

During splitting of samples from Phase II percussion drilling, it became clear that the material retrieved was much finer grained than the surface sands, with a significant amount “rock flour”.  It was concluded that that a certain amount of milling and grinding of the sand has occurred during percussion drilling.  This was identified as a potential problem in magnetic concentrate recovery calculations from the material, as it may result in an under-estimation of magnetic mineral content due to possible loss of magnetite to fines in addition to contamination of MC by fine non-magnetic fractions.  This is not considered a problem with future resource estimate calculations, as the estimate is based on in situ iron grades.

Results from percussion drillhole samples showed a marked fall-off in MC values from the first few metres of the drillholes, downwards.  Therefore, trenches were excavated 5-6 metres deep alongside existing drillhole sites and sampled.  Results from the trenching agreed with those derived from percussion drilling in that they showed the same drop (approximately 20-33%) in MC values between intervals 0-1 metres and 1-5 metres from surface.  This suggests that the MC in the top metre of the pampa sands has been enriched by around 50% with respect to the underlying four metres, perhaps by a prolonged period of slow sedimentation and winnowing.

This has important implications with respect to using surface sands MC determinations, particularly pampa sands, in projecting the likely MC levels at depth.  A scatterplot of Wt.% MC for 26 Phase II Infill Survey drillholes and corresponding adjacent trenches to a maximum depth of 5 metres from surface shows a weak bias towards higher MC values in the trench samples.  This may reflect losses in MC due to the presence of fines caused by milling of the drillhole samples, as noted above, and merits further investigation.

Exploration conducted to date at the Iron Sands Project has resulted in the discovery of a large, low-grade magnetite sand deposit at Pampa El Toro which could be amenable to modern bulk mining technologies.  Surface sampling and subsequent percussion drillhole testing indicates that the overall magnetite content is relatively homogeneous, particularly in the uppermost 30 metres.  Sample density achieved in the investigations is considered to be adequate to support these assertions.

Preliminary hydrogeological studies have been completed to determine if sufficient water is available to support on-site processing needs.  As at January 20, 2009, water has not been determined to be necessary for any future operations, however the study suggests that a potentially reliable source is available from a combination of ground and surface water.

Mineral processing/recovery tests conducted by five separate laboratories provided encouraging but often conflicting results as detailed in the Iron Sands Report.  These uncertainties have been addressed with the commission of a magnetic separation pilot plant and subsequent recovery tests on the magnetite sands.  A total of 56.8 tonnes of Pampa El Toro magnetic concentrate was produced from the plant over three periods at an average recovery of 7.3 Wt% MC.  The range, depending on prevailing operating conditions, is from 5.8 wt% to an optimum 7.5 Wt% MC recovery. These tests were conducted on a 2,500 ton bulk surface sample collected from the Pampa el Toro property.

MC produced during the commission of the pilot plant illustrates incremental improvements in iron concentrate grade (47.9±2.4%) during the initial `run-in` phase to 57% iron following pilot plant optimisation.  Further improvements are anticipated upon completion of additional beneficiation test-work.  Initial laboratory-scale mineral-processing tests on the concentrate by engineers at Natural Resources Research Institute (NRRI), Minnesota, has indicated that the concentrate can be effectively further upgraded by a standard screening process to 62.8% iron.  Further test work is ongoing.  Analyses of the concentrate were completed at ACME Analytical Laboratories, Vancouver, an ISO-compliant third party laboratory, and a smaller subset of check samples were submitted to ALS-Chemex Laboratories, North Vancouver, for verification.

Additional analyses of the Pampa el Toro bulk MC sample are recommended for further characterization of the material.  Furthermore, a more precise metallurgical-grade technique for iron determination is recommended so as to be able to better define iron recoveries from the various test work.

The authors of the Iron Sands Report consider that the stated objective of the ISP, namely, to identify a logistically easily accessible area containing the potential for sufficient resources of magnetite sand at sufficient concentration to support a viable 20 to 30 year integrated mining operation, has been met.  Furthermore, pilot plant and subsequent test results demonstrate that the magnetite sands can be upgraded to 55.5% iron, and potentially 62.8% iron.

Prior laboratory-scale tests on the MC have suggested that it is technically feasible to produce a high quality pig iron product with deleterious elements and potential by-products reporting directly to the waste slag.  More extensive metallurgical test work on the MC produced from the pilot plant tests is in progress.  The melting tests will process the concentrate to produce a large sample of both pig iron as well as slag.  The objectives of the melting tests are to define the agglomeration technology, identify melter operation parameters and produce large samples of pig iron and slag for subsequent use.  Production of a large sample of pig iron will develop confidence in the chemistry of the product that would be produced by the commercial melter.  The slag sample will be used in identifying the optimum technology route for recovery of both vanadium and titanium.  Information gathered from the slag recovery test program will define the criteria necessary for a slag recovery plant.

The percussion drilling raw (unseparated) sand samples have been split and analysed for a mineral resource estimate to be completed by SRK Consulting (Johannesburg), expected in first quarter 2009.  Analytical results from all drillholes average 4.65% iron from 0 – 30 metres depth and 4.88% iron from 0 – 15 metres depth.

SRK Consulting (Johannesburg) has been commissioned to prepare a resource estimate for Pampa el Toro, which it anticipates will be completed in the first quarter of calendar 2009.  In August 2008, the Company signed a contract with SRK to prepare a Preliminary Economic Assessment for Pampa el Toro.  However, given the advanced stage of testing at Pampa El Toro, SRK have agreed to skip this preliminary step and proceed directly to a Pre-Feasibility Study (PFS) and the Company is currently reviewing SRK’s proposal in this regard.  The PFS will include a resource estimate and a determination of mining method, together with estimates for capital and operating costs.  The design of the dry magnetic separation and size classification plant will be finalized and designed for full-scale construction.  A comprehensive logistical operating plan and ore transportation plan will also be included.  A critical component of the feasibility work will be the results of the pilot-scale melting and slag recovery tests, which are currently in progress.  The concentrate will be processed into liquid hot metal (molten iron) in a pilot-scale electric arc-based smelting furnace and cast into saleable iron ingots.  The program includes agglomeration studies and testing, bench-scale smelting tests to establish operating parameters, and a large-scale smelting test intended to produce a significant quantity of pig iron product, which demonstrates steady state smelting operation and provides samples for examination by end-users.  The smelting test will also produce a large sample of slag, which will optimize the later testing of vanadium and titanium recovery technology for the commercial plant flow sheet.

Planned Activities

A work programme based on the recommendations listed above would cost approximately USD 3.5 million, and could be completed within a 12 to 14 month period.  However, the ability of the Company to proceed with further work at its Iron Sands Project, including commissioning SRK to proceed with the PFS, is dependent upon the Company being able to raise the additional financing required to do so.  At the present time, the Company does not have sufficient funding to proceed, and there can be no assurance that it will be able to do so.  Failure to raise the required finding in a timely manner will result in the delay of further work and the commencement and completion of the PFS.

ITEM 6 : DIVIDENDS

There are no restrictions which prevent the Company from paying dividends.  The Company has not paid any dividends in the last three financial years.  The Company has no present intention of paying any dividends, as it anticipates that all available funds will be invested to finance the growth of its business.  The directors of the Company will determine if and when dividends should be declared and paid in the future, based on the Company’s financial position at the relevant time.

ITEM 7 : DESCRIPTION OF CAPITAL STRUCTURE

General Description of Capital Structure

The authorized capital of Cardero is an unlimited number of Common Shares, of which 58,307,847 were issued at January 28, 2009.  The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings.  The holders of Common Shares are entitled to dividends if, as and when declared by the board of directors of Cardero.  The Common Shares are entitled, upon liquidation, dissolution or winding up of Cardero, to receive the remaining assets of Cardero available for distribution to shareholders.

ITEM 8 : MARKET FOR SECURITIES

The Common Shares are listed and posted for trading on the TSE (symbol “CDU”), on the NYSE-A (symbol “CDY”), and on the Frankfurt Stock Exchange (symbol “CR5”).

Trading Price and Volume

The following table provides information as to the high, low and closing prices of the Common Shares on the TSE during the 12 months of the most recently completed financial year and the 3 months since the most recent financial year end, as well as the volume of shares traded for each month:

Toronto Stock Exchange

Month	High ($)	Low ($)	Volume
January 1 to 28, 2009	1.60	1.26	884,161
December, 2008	1.40	0.94	765,988
November, 2008	1.80	1.00	1,448,150
October, 2008	2.18	0.97	3,823,976
September, 2008	2.10	1.29	1,161,482
August, 2008	2.24	1.60	740,077
July, 2008	2.22	1.85	2,319,484
June, 2008	3.44	1.85	1,740,150
May, 2008	3.59	2.05	8,834,354
April, 2008	2.22	1.08	1,482,997
March, 2008	1.39	1.01	658,645
February, 2008	1.35	1.01	1,295,858
January, 2008	1.72	1.20	786,483
December, 2007	1.80	1.28	625.040
November, 2007	2.20	1.46	589,474

ITEM 9 : ESCROWED SECURITIES

There are no securities of the Company subject to escrow.

ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS

Name, Occupation and Security Holding

The names, positions or offices held with Cardero, province/state and country of residence, and principal occupation over the last five years of the Directors and executive officers of Cardero are as follows:

Name, Position and Province/State and Country of Residence(1)	Principal Occupation During the Past 5 Years(1)	Period of Service as an Officer or Director(2)
Hendrik van Alphen President, Chief Executive Officer and Director British Columbia, Canada	Businessman; President of Cardero, 2000 to present.	Director since April 19, 1999 President since April 10, 2000 Chief Executive Officer since May 14, 2001
Leonard Harris(3)(4)(5)(6) Director Colorado, USA	Independent consultant to the mining industry, 1992 to present.	Since February 25, 2000
Lawrence W. Talbot Director, Vice-President and General Counsel British Columbia, Canada	Barrister and Solicitor; Owner, Lawrence W. Talbot Law Corporation (law firm), previously Partner, Gowling Lafleur Henderson LLP (law firm) since April 2000.	Director since April 17, 2003 Vice-President & General Counsel since July 1, 2006
Murray W. Hitzman, Ph.D.(3)(5) Director Colorado, United States

Geologist; Professor of Economic Geology at the Colorado School of Mines since June 1996 and Head of the Department of Geology and Geological Engineering at the Colorado School of Mines, August 2000 to August 2007.

Since January 4, 2006
Stephan A. Fitch(3)(4)(6) Director London, England

Businessman; Managing Director, IAG Holdings Limited (private investment company) 2003 to present; previously Partner, International Asset Group Ltd. (private merchant and investment banking firm) 1995 to 2003.

Since May 31, 2006
Michael W. Kinley, C.A. Chief Financial Officer British Columbia, Canada

Chartered Accountant; President, Winslow Associates Management & Communications Inc. 1973 to present (private consulting firm); Chief Financial Officer, Wealth Minerals Ltd.; Director, Indico Technologies Ltd.; Director, StonePoint Global Brands Inc.; President, WorldStar Energy Corp.; Director, Strike Resources Ltd.; President, GFK Resources Ltd.

Since January 4, 2006
Mark D. Cruise, Ph.D., EurGeol. Vice-President-Business Development British Columbia, Canada

Geologist, President of Trevali Resources Corp., May 18, 2008 to present; Vice-President, Business Development of Cardero, April 2007 to present, Vice-President, Exploration of Cardero November 2004 to March 2007; Senior Geologist Copper/Zinc, Anglo American plc, 1996 to November 2004.

Since November 16, 2004
Keith Henderson, EurGeol Vice-President, Exploration British Columbia, Canada

Geologist; Vice President, Exploration of Cardero Resource Corp., April 1, 2007 to present; President, Dorato Resources Inc., December 1, 2008 to present; Senior Project Geologist, Anglo American (Exploration) Canada Ltd., 2002 to March 31, 2007

Since April 1, 2007
Marla K. Ritchie Corporate Secretary British Columbia, Canada

Corporate Administrator; Corporate Secretary, Cardero, May 2001 to present; from February 1992 to November 2003, Secretary/Administrator to several public natural resource companies, including Ascot Resources Ltd., Brett Resources Ltd., Golden Band Resources Inc., Hyder Gold Inc., Leicester Diamond Mines Ltd. and Solomon Resources Limited

Since May 14, 2001

Notes:

1.

The information as to place of residence and principal occupation, not being within the knowledge of Cardero, has been furnished by the respective directors individually.

2.

All directorships expire at the next Annual General Meeting of the shareholders of Cardero (which is required to be held on or before August 1, 2009).  All officers hold office at the pleasure of the Board.

3.

Denotes member of the Audit Committee.

4.

Denotes member of the Compensation Committee.

5.

Denotes member of the Sustainable Development Committee.

6.

Denotes member of the Corporate Governance and Nominating Committee

Cardero does not currently have any board committees other than the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Sustainable Development Committee.

As at January 28, 2009, Cardero’s Directors and executive officers, as a group, beneficially hold a total of 1,517,765 Common Shares, directly or indirectly, representing 2.6% of the 58,307,847, issued Common Shares.  Cardero’s Directors and executive officers, as a group, also hold the following incentive stock options to purchase up to the following numbers of Common Shares until the dates shown:

(a)

100,000 Common Shares exercisable at $3.28 per Common Share until April 11, 2009;

(b)

550,000 Common Shares exercisable at $1.47 per Common Share until September 7, 2009;

(c)

350,000 Common Shares exercisable at $1.91 per Common Share until October 3, 2009;

(d)

200,000 Common Shares exercisable at $1.50 per Common Share until January 16, 2010;

(e)

750,000 Common Shares exercisable at $2.04 per Common Share until July 21, 2010;

(f)

875,000 Common Shares exercisable at $2.18 per Common Share until August 8, 2010; and

(g)

350,000 Common Shares exercisable at $1.16 per Common Share until December 9, 2010.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

1.

No Director or executive officer of Cardero is, as at the date of this AIF, or was within ten years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including Cardero) that:

(a)

was subject to an order that was issued while the Director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, except as follows:

(i)

Michael W. Kinley, the Chief Financial Officer of the Company, was the President and Director of Abstract Enterprises Corp. (he resigned in 2005), which was the subject of a British Columbia Securities Commission (“BCSC”) cease trade order on July 10, 2002 for failure to file financial statements (a similar order was issued by the Alberta Securities Commission (“ASC”)) and was delisted on June 20, 2003, and

(ii)

Michael W. Kinley, the Chief Financial Officer of the Company is the President, Chief Executive Officer and a Director of Noise Media Inc., which was the subject of a BCSC cease trade order on January 28, 2003 for failure to file financial statements (a similar ASC order was also issued).  The Company was subsequently transferred to the NEX Board.  The cease trade order was revoked on December 8, 2006, the company having filed a reactivation application in accordance with applicable policies; or

(b)

was subject to an order that was issued after the Director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes hereof, the term “order” means:

(c)

a cease trade order;

(d)

an order similar to a cease trade order; or

(e)

an order that denied the relevant company access to any exemption under securities legislation,

that was in effect for a period of more than 30 consecutive days.

2.

No Director or executive officer of Cardero, or a shareholder holding a sufficient number of securities of Cardero to affect materially the control of Cardero:

(a)

is, as at the date of this AIF, or has been within the ten years before the date of this AIF, a director or executive officer of any company (including Cardero) that, while such person was acting in such capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

(b)

has, within ten years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or has a receiver, receiver manager or trustee appointed to hold the assets of the Director, executive officer or shareholder.

3.

No Director or executive officer of Cardero, or a shareholder holding a sufficient number of securities of Cardero to affect materially the control of Cardero, has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

Certain Directors and executive officers of Cardero are directors, officers and/or shareholders of other private and publicly listed companies, including companies that engage in mineral exploration and development (including Wealth Minerals Ltd. International Tower Hill Mines Ltd., Dorato Resources Inc., Trevali Resources Corp., Indico Resources Ltd., GFK Resources Ltd. and Remstar Resources Ltd.).  To the extent that such other companies may participate in or be affected by ventures involving Cardero, these Directors and executive officers of Cardero may have conflicting interests in negotiating, settling and approving the terms of such ventures.  Conflicts of interest affecting the Directors and executive officers of Cardero will be governed by Cardero’s “Code of Business Conduct and Ethics”, the Articles of Cardero and the provisions of the BCBCA and other applicable laws.  In the event that such a conflict of interest arises at a meeting of the Directors, a Director affected by the conflict must disclose the nature and extent of his interest and abstain from voting for or against matters concerning the matter in respect of which the conflict arises.  Directors and executive officers are required to disclose any conflicts or potential conflicts to the board of Directors as soon as they become aware of them.  In accordance with the requirements of the NYSE-A Company Manual, transactions involving a conflict of interest or related party transactions are required to be approved by the Company’s Audit Committee.

ITEM 11 : PROMOTERS

Cardero does not presently have, and has not within the last two completed financial years had, any promoters.

ITEM 12 : LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

The Company is not currently, and has not since November 1, 2007 (being the commencement of the Company’s last competed financial year) been, a party to any legal proceedings, nor is any of the Company’s properties presently, or has, since November 1, 2007 (being the commencement of the Company’s last competed financial year), any of the Company’s properties been, subject to any legal proceedings, except as follows:

On May 20, 2004, Western Telluric Resources Inc. (“Western Telluric”) and Minera Olympic, S. de R.L. de C.V. (“Minera”) (collectively, the “Plaintiffs”) commenced an action (the “Action”) in the British Columbia Supreme Court (Vancouver Registry, No. S042795) against Cardero and James Dawson, Murray McClaren and their respective companies, Dawson Geological Consultants Ltd. and 529197 B.C. Ltd. (carrying on business as Crockite Resources).  The relief claimed against Cardero was the setting aside of an agreement dated December 12, 2001 between Cardero and Minera regarding the acquisition of mineral concessions.  Cardero filed a Statement of Defence in which it denied any liability, as well as a counterclaim (the “Counterclaim”) against the Plaintiffs.  The pleadings are closed and documents have been exchanged.  Discoveries have been partially completed.

Pursuant to an agreement dated October 17, 2007 (“Settlement Agreement”) among the Plaintiffs, Cardero and all other parties to the various actions, all actions (including the Action and the Counterclaim) have been settled.  As its part of the settlement, Cardero has agreed to issue an aggregate of 500,000 shares to WTR and to grant to WTR a 1.5% NSR royalty over its existing and future acquired Baja California properties, of which royalty Cardero can acquire one-half (0.75%) for $2,000,000.  Fulfillment by Cardero of its obligations under the Settlement Agreement was subject to the acceptance for filing thereof by the TSX (received on November 20, 2007) and the AMEX (received November 13, 2007).  The settlement transaction closed on May 23, 2008.

Regulatory Actions

There have not been any:

1.

penalties or sanctions imposed against Cardero by a court relating to securities legislation or by a securities regulatory authority during the financial year ended October 31, 2008;

2.

other penalties or sanctions imposed against Cardero by a court relating to securities legislation or by a securities regulatory authority that would likely be considered important to a reasonable investor making an investment decision; or

3.

settlement agreements entered into by Cardero before a court relating to securities legislation or with a securities regulatory authority during the financial year ended October 31, 2008.

Interest of Management and Others in Material Transactions

No:

1.

Director or executive officer of the Company;

2.

any person or company that is the direct or indirect beneficial owner of, or who exercises control or direction over, more than 10% of the Common Shares; or

3.

any associate or affiliate of any of the persons or companies referred to in paragraphs 1 or 2,

has, during any of the financial years ended October 31, 2006, 2007 or 2008, or during the current financial year, had any material interest, direct or indirect, in any transaction that has materially affected, or will materially affect, the Company, other than:

(a)

Stephan Fitch, a director of Cardero, is a director and significant shareholder of a private company which is the major shareholder (67%) of IMM.  The Company has the option to acquire up to a 30% interest in IMMG, a subsidiary of IMM, by issuing to IMM up to 750,000 common shares for the initial 15% interest and an additional 1,000,000 common shares to acquire an additional 15% interest (See “General Development of the Business – Three Year History” for details on this transaction).  This transaction was approved by the Company’s audit committee and board of directors (other than Stephan Fitch, who abstained from voting in each case).

(b)

On February 29, 2008, the Company closed a brokered private placement of 5,150,000 units.  The units were sold at $1.10 per unit, and each unit consisted of one common share and one-half of a warrant, and with one whole warrant being exercisable to purchase an additional common share at a price of $1.50 until March 1, 2010.  Hendrik Van Alphen, the President, CEO and a Director purchased an aggregate of 100,000 units.  Such purchase was upon the identical terms and conditions as the other subscribers in the placement.

ITEM 13 : TRANSFER AGENT AND REGISTRAR

The Company’s transfer agent and registrar is Computershare Investor Services Inc.  Transfers may be effected at, and registration facilities are maintained at:

1.

in British Columbia, 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9; and

2.

in Ontario, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y12.

ITEM 14 : MATERIAL CONTRACTS

Other than in the ordinary course of the Company’s business of mineral property evaluation, acquisition and divestiture and exploration, including raising the funding therefor, there are no material contracts that have been entered into by the Company since November 1, 2007 (being the commencement of the Company’s most recently completed financial year) that are still in effect and that require filing under Section 12.2 of National Instrument 51-102.

ITEM 15 : NAMES AND INTERESTS OF EXPERTS

Names and Interests of Experts

The following are the persons or companies:

1.

who were named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by Cardero during, or relating to, the fiscal year ending October 31, 2008, being Cardero’s most recently completed financial year; and

2.

whose profession or business gives authority to the statement, report or valuation made by the person or company:

(a)

Smythe Ratcliffe, Chartered Accountants:

(i)

provided an auditor’s report dated January 17, 2008 in respect of the Company’s financial statements for the years ended October 31, 2007 and 2006 and incorporated by reference into Cardero’s AIF dated January 23, 2008, and

(ii)

provided an auditor’s report dated January 27, 2009 in respect of the Company’s financial statements for the years ended October 31, 2008 and 2007 and incorporated by reference into this AIF.

Smythe Ratcliffe is independent in accordance with the auditors’ rules of professional conduct in British Columbia;

(b)

Gary D. Belik, P.Geo. a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of:

(i)

the technical report dated March 22, 2005 entitled “Amended Geological Report on the Pampa de Pongo Property, Department of Arequipa, Caraveli Province, Peru” and incorporated by reference into Cardero’s AIF dated January 23, 2008, and

(ii)

the technical report dated January 22, 2006 entitled “Diamond Drill Report on the Picale Property, Baja California Norte IOCG Project (Alisitos Project) – Baja California Norte, Mexico” incorporated by reference into Cardero’s AIF dated January 23, 2008.

Mr. Belik is an independent consultant and holds less than 1% of the outstanding Common Shares;

(c)

Jan N. Helsen, Ph.D., P.Geo., a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of the Technical Report dated August 6, 2005 entitled “Geological Valuation Report of the Pampa de Pongo Property, Arequipa Department, Caraveli Province, Peru” incorporated by reference into Cardero’s AIF dated January 23, 2008.  Mr. Helsen is an independent consultant and holds less than 1% of the outstanding Common Shares;

(d)

Michael Henrichsen, P.Geo , a “qualified person” for the purposes of NI 43-101, is the author responsible for the preparation of the Technical Report dated January 20, 2008 entitled “Summary Report on the Incahuasi Gold Project” incorporated by reference into this AIF.  Mr. Henrichsen is an independent consultant and holds less than 1% of the outstanding Common Shares;

(e)

Mark D. Cruise, EurGeol, a “qualified person” for the purposes of NI 43-101, is:

(i)

the author responsible for the preparation of the technical report dated December 15, 2007 entitled “Technical Report on the Iron Sands Project: The Pampa El Toro, Carbonera and Tanaca Dune Fields, near Nazca, Peru” incorporated by reference into Cardero’s AIF dated January 23, 2008, and

(ii)

one of the authors responsible for the preparation of the technical report dated January 20, 2009 entitled “Technical Report on the Iron Sands Project: The Pampa El Toro, Carbonera and Tanaca Dune Fields, near Nazca, Peru” incorporated by reference into this AIF.

Mr. Cruise is the Vice-President, Business Development of Cardero.  He holds less than 1% of the outstanding Common Shares and incentive stock options to acquire up to an additional 362,500 Common Shares;

(f)

Glenn Hoffman is one of the authors responsible for the preparation of the technical report dated January 20, 2009 entitled “Technical Report on the Iron Sands Project: The Pampa El Toro, Carbonera and Tanaca Dune Fields, near Nazca, Peru” incorporated by reference into this AIF.  Mr. Hoffman is the President of Cardero Iron USA and Cardero Management USA.  He holds less than 1% of the outstanding Common Shares and incentive stock options to acquire up to an additional 300,000 Common Shares; and

(g)

Each of Gordon Doerksen, P.Eng., Marek Nowak, P.Eng. and George Wahl, P.Eng. of SRK Consulting (Canada) Inc. and Leonard Holland, Chartered Engineer, of Holland & Holland Consultants (UK) are responsible for the preparation of one or more sections of the technical report dated September 30, 2008 entitled “Pampa de Pongo Iron Project – Preliminary Economic Assessment Technical Report, Caraveli Province, Peru”.  Each of them is independent of the Company and none of Messrs. Doerksen, Nowak, Wahl and Holland holds more than 1% of the Common Shares.

ITEM 16: ADDITIONAL INFORMATION

Audit Committee Information

Under National Instrument 52-110 – Audit Committees (“NI 52-110”), companies that are required to file an Annual Information Form are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor.  This information with respect to Cardero is provided in Schedule “A”.

Additional Information

Additional information relating to Cardero may be found on SEDAR at www.sedar.com.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of Cardero’s securities and securities authorized for issuance under equity compensation plans, if applicable, is contained in the Information Circular.  Additional financial information is available in the Financial Statements and MD&A.

A copy of this AIF, the Information Circular, the Financial Statements and the MD&A, together with any interim financial statements from the past financial year, may be found on the SEDAR website at www.sedar.com or be obtained upon request from the Secretary of Cardero.  A reasonable fee for copying may be charged if the request is made by a person who is not a registered security holder of Cardero.

Schedule “A”

Audit Committee Information

The Audit Committee’s Charter

The following is the text of the current Charter for Cardero’s Audit Committee:

“CARDERO RESOURCE CORP.

AUDIT COMMITTEE CHARTER

(Adopted by the Board of Directors on December 16, 2004)

ARTICLE 1  - PURPOSE

The overall purpose of the Audit Committee (the “Committee”) is to:

(a)

ensure that the management of Cardero Resource Corp. (the “Company”) has designed and implemented an effective system of internal financial controls for reviewing and reporting on the Company’s financial statements;

(b)

oversee, review and report on the integrity of the Company’s financial disclosure and reporting;

(c)

review the Company's compliance with regulatory and statutory requirements as they relate to financial statements, taxation matters and disclosure of material facts; and

(d)

be directly responsible for:

(i)

the selection of a firm of external auditors to be proposed for election as the external auditors of the Company,

(ii)

the oversight of the work of the Company’s external auditors, and

(iii)

subject to the grant by the shareholders of the authority to do so, if required, fixing the compensation of the external auditors of the Company.

ARTICLE 2  - COMPOSITION, PROCEDURES AND ORGANIZATION

2.1

The Committee will consist of at least three members of the Board of Directors (the “Board”), all of whom will be “independent1” and “unrelated directors2” of the Company within the meaning of all applicable legal and regulatory requirements (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements).

2.2

All of the members of the Committee will be “financially literate3”, at least one member of the Committee will have accounting or related financial expertise (i.e. able to analyze and interpret a full set of financial statements, including the notes thereto, in accordance with generally accepted accounting principles) and at least one member of the Committee will be a “financial expert” within the meaning of the rules and forms adopted by the Securities and Exchange Commission (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements).

2.3

The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, will appoint the members of the Committee for the ensuing year.  The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

2.4

Unless the Board has appointed a chair of the Committee, the members of the Committee will elect a chair from among their number.

2.5

The Committee will select an individual to act as secretary for the Committee, who will be either:

(a)

a member of the Committee other than the chair, or

(b)

another individual who is not a member of the management of the Company.

2.6

The quorum for meetings will be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.  Decisions by the Committee will be by the affirmative vote of a majority of the members of the Committee, or by consent resolutions in writing signed by each member of the Committee.

2.7

The Committee will have access to such officers and employees of the Company and to the Company's external auditors, and to such information respecting the Company, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

2.8

Meetings of the Committee will be conducted as follows:

(a)

the Committee will meet:

(i)

at least four times annually, and

(ii)

may meet as many additional times:

A.

as deemed necessary or appropriate by the Committee,

B.

upon request by any member of the Committee, the Chief Executive Officer, the Chief Financial Officer or the external auditors,

in each case at such times and at such locations as may be determined by the Committee or the chair of the Committee.  Except in respect of a regularly scheduled meeting of the Committee, notice of such meeting, together with a proposed agenda, will be delivered to each member of the Committee not less that forty-eight (48) hours prior to the proposed meeting time (which notice may be waived by all of the members of the Committee); and

(b)

the external auditors and management representatives will be invited to attend as necessary in the discretion of the Committee.

2.9

The internal accounting staff, any external accounting consultant(s) and the external auditors will have a direct line of communication to the Committee through its chair and may bypass management if deemed necessary.  The Committee, through its chair, may contact directly any employee in, or consultant of, the Company as it deems necessary, and any employee of, or consultant to, the Company may bring before the Committee any matter involving questionable, illegal or improper financial practices or transactions.

2.10

The Committee may, in its sole discretion, retain, at the expense of the Company, such legal, financial or other advisors or consultants as it may deem necessary or advisable in order to properly and fully perform its duties and responsibilities hereunder.

ARTICLE 3  - DUTIES AND RESPONSIBILITIES

3.1

The overall duties and responsibilities of the Committee will be as follows:

(a)

be directly responsible for:

(i)

the selection of a firm of external auditors to be proposed for election as the external auditors of the Company,

(ii)

the oversight of the work of the Company’s external auditors, and

(iii)

subject to the grant by the shareholders of the authority to do so, if required, fixing the compensation of the external auditors of the Company;

(b)

to review with the management of the Company (and, in the case of the annual audited statements, with the external auditors) the annual audited consolidated and unaudited consolidated quarterly financial statements, including the notes thereto, to ensure that such statements present fairly the financial position of the Company and the results of its operations and, if appropriate, to recommend to the Board as to the approval of any such financial statements;

(c)

to assist the Board in the discharge of its responsibilities relating to the Company’s accounting principles, reporting practices and internal controls and its approval of the Company's annual and quarterly consolidated financial statements;

(d)

to establish and maintain a direct line of communication with the Company's internal accounting staff and any external accounting consultant(s) and assess their performance;

(e)

to ensure that the management of the Company has designed, implemented and is maintaining an effective and appropriate system of internal financial controls; and

(f)

to report regularly to the Board on the fulfilment of its duties and responsibilities.

3.2

The duties and responsibilities of the Committee as they relate to the external auditors will be as follows:

(a)

to select a firm of external auditors to be proposed by management of the Company to the shareholders for election by the shareholders as the external auditors for the Company, and to verify the independence of such proposed external auditors;

(b)

to review and approve the fee, scope and timing of the annual and any other audit performed by the external auditors;

(c)

to review and evaluate the qualifications, performance and independence of the lead partner of the external auditors of the Company;

(d)

to discuss with management of the Company the timing and process for implementing the rotation of the lead audit partner and the reviewing partners of the external auditors of the Company;

(e)

to obtain confirmation from the external auditors of the Company that they will report directly to the Committee;

(f)

to obtain confirmation from the external auditors of the company that they will report in a timely matter to the Committee all critical accounting policies and practices to be used, all alternative accounting policies and practices, the ramifications of each of such accounting policies and practices and the accounting policy and practice preferred by the external auditors of the Company, for the financial information of the Company within applicable generally accepted accounting principles (“GAAP”) which have been discussed with management of the Company and will provide a copy of all material written communications between the external auditors of the Company and management of the Company including, without limitation, any management letter or schedule of unadjusted differences;

(g)

obtain confirmation from the external auditors of the Company that they will ensure that all reports filed under the United States Securities Exchange Act of 1934, as amended, which contain financial statements required to be prepared in accordance with Canadian GAAP and/or are reconciled to, United States GAAP, reflect all material correcting adjustments identified by the external auditors of the Company;

(h)

to review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and any former external auditors of the Company;

(i)

to review and pre-approve all non-audit services to be provided to the Company (or any of its subsidiaries) by the external auditors, provided that such pre-approval authority may be delegated by the Committee to any member of the Committee who is “independent” and “unrelated” on the condition that any such pre-approval must be presented to the Committee at its first schedule meeting following any such approval;

(j)

review the audit plan of the external auditors prior to the commencement of the audit;

(k)

to review with the external auditors, upon completion of their annual audit:

(i)

the contents of their report,

(ii)

the scope and quality of the audit work performed,

(iii)

the adequacy of the Company's financial and accounting personnel,

(iv)

the co-operation received from the Company's personnel and any external consultants during the audit,

(v)

the scope and nature of the internal resources used,

(vi)

any significant transactions outside of the normal business of the Company,

(vii)

any significant proposed adjustments and recommendations for improving internal accounting controls, accounting principles or management systems, and

(viii)

the non-audit services provided by the external auditors during the year under audit;

(l)

to discuss with the external auditors not just the acceptability, but also the quality, of the Company’s accounting principles; and

(m)

to implement structures and procedures to ensure that the Committee meets the external auditors on a regular basis in the absence of management.

3.3

The duties and responsibilities of the Committee as they relate to the internal control procedures of the Company are to:

(a)

review the appropriateness and effectiveness of the Company's policies and business practices which impact on the financial integrity of the Company, including those relating to internal accounting, the use of and services provided by any external accounting consultant(s), insurance, information services and systems and financial controls, management reporting and risk management, and to ensure that the Company maintains:

(i)

the necessary books, records and accounts in reasonable detail to accurately and fairly reflect the Company’s financial transactions,

(ii)

effective internal control systems, and

(iii)

adequate processes for assessing the risk of material misstatement of the financial statements and for detecting control weaknesses or fraud;

(b)

establish procedures for:

(i)

the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

(ii)

the confidential, anonymous submission by employees or any external consultants of the Company of concerns regarding questionable accounting or auditing matters;

(c)

to periodically review this policy and recommend to the Board any changes which the Committee may deem appropriate;

(d)

review any unresolved issues between management and the external auditors that could affect the financial reporting or internal controls of the Company;

(e)

periodically review the Company's financial and auditing procedures and the extent to which recommendations made by the internal accounting staff, by any external accounting consultant(s) or by the external auditors have been implemented;

(f)

assist in the preparation of any internal control report by management, which provides that management of the Company is responsible for establishing and maintaining an adequate control structure and procedures for financial reporting by the Company, assessing the effectiveness of such control structure and procedures, and ensuring that the external auditors of the Company attest to, and report on, the assessment of such control structure and procedures by management of the Company;

(g)

assist the Chief Executive Officer and the Chief Financial Officer of the Company in their assessment of the effectiveness of the Company’s internal control over financial reporting and in determining whether there has been any material change in the Company’s internal control over financial reporting which has materially affected or could materially affect such internal control subsequent to the date of the evaluation; and

(h)

assist the Chief Executive Officer and the Chief Financial Officer of the Company in identifying and addressing any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.4

The Committee is also charged with the responsibility to:

(a)

review the Company's quarterly statements of earnings, including the impact of unusual items and changes in accounting principles and estimates and report to the Board with respect thereto;

(b)

review and approve the financial sections of:

(i)

the annual report to shareholders;

(ii)

the annual information form (if any);

(iii)

any quarterly or annual management discussion and analysis;

(iv)

prospectuses; and

(v)

other public reports requiring approval by the Board,

and report to the Board with respect thereto including, without limitation, as to the approval (or otherwise) thereof by the Board;

(c)

review regulatory filings and decisions as they relate to the Company's consolidated annual and interim financial statements, including any press releases with respect thereto;

(d)

ensure that the Company discloses in the periodic reports of the Company, as appropriate, whether at least one member of the Committee is a “financial expert” within the meaning of the rules and forms adopted by the Securities and Exchange Commission;

(e)

ensure that all non-audit services approved by or on behalf of the Committee are disclosed in the periodic reports of the Company;

(f)

ensure that each annual report and, to the extent required by any applicable legal or regulatory requirement, any quarterly report of the Company includes disclosure with respect to all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities which may have a current or future effect on the Company in accordance with all applicable legal and regulatory requirements;

(g)

ensure that all financial statements and other financial information, including pro forma financial information, included in any report filed by the Company with any regulatory authority or contained in any public disclosure or press release of the Company is presented in a manner which does not contain a material misstatement or omission and reconciles the pro forma information contained therein to Canadian GAAP, and if appropriate, reconciles such pro forma information contained therein to United States GAAP, and which otherwise complies with all applicable legal and regulatory requirements;

(h)

review the appropriateness of the policies and procedures used in the preparation of the Company's consolidated financial statements and other required disclosure documents, and consider recommendations for any material change to such policies;

(i)

review and report on the integrity of the Company’s consolidated financial statements;

(j)

review the minutes of any audit committee meeting of any subsidiaries of the Company;

(k)

review with management, the external auditors and, if necessary, with legal counsel, any litigation, claim or other contingency, including tax assessments that could have a material effect upon the financial position or operating results of the Company and the manner in which such matters have been disclosed in the consolidated financial statements;

(l)

review the Company’s compliance with regulatory and statutory requirements as they relate to financial statements, tax matters and disclosure of material facts; and

(m)

develop a calendar of activities to be undertaken by the Committee for each ensuing year and to submit the calendar in the appropriate format to the Board within a reasonable time following each annual general meeting of shareholders.

3.5

The Committee shall have the authority to determine:

(a)

subject to the grant by the shareholders of the authority to do so, if required, the compensation to be received by the external auditors of the Company in connection with all audit services, and non-audit services, to be performed by the auditors;

(b)

the compensation to be received by any legal, financial or other advisors or consultants engaged by the Committee to assist it in performing its duties and responsibilities hereunder; and

(c)

the appropriate funding for the ordinary administrative expenses of the Committee.

ARTICLE 4  – GENERAL

4.1

The Committee will:

(a)

prepare any report or other disclosure, including any recommendation of the Committee, required by any applicable legal or regulatory requirement to be included in the annual proxy or information circular of the Company;

(b)

review this Charter at least annually and recommend any changes herein to the Board;

(c)

report the activities of the Committee to the Board on a regular basis and make such recommendations thereto as the Committee may deem necessary or appropriate; and

(d)

prepare and review with the Board an annual performance evaluation of the Committee, which performance evaluation must compare the performance of the Committee with the requirements of this Charter and be conducted in such manner as the Committee deems appropriate.  Such report to the Board may be in such form as the Committee determines, which may include being in the form of an oral report by the chair of the Committee or by another member of the Committee designated by the Committee to make such report.

4.2

No member of the Committee will receive any compensation from the Company, other than fees for being a director of the Company, or a member of a committee of the Board.

4.3

In addition to the foregoing, the Committee will perform such other duties as may be assigned to it by the Board from time to time or as may be required by any applicable stock exchanges, regulatory authorities or legislation.”

Composition of the Audit Committee

Cardero’s Audit Committee is made up of the following directors:

Name	Independent (Y/N)	Status
Leonard Harris	Independent	Financially Literate
Murray Hitzman	Independent	Financially Literate
Stephan Fitch	Independent	Financially Literate

Relevant Education And Experience

The experience and education of each member of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee is as follows:

Leonard Harris:  Mr. Harris is a professional engineer with Metallurgy diploma and 50 years experience in all aspects of mineral processing and mining operations world wide, a significant part of which has been in South America.  Mr. Harris spent 16 years with Cerro de Pasco Corporation before joining Newmont Mining Corporation, where he served as President and General Manager of Newmont Peru Limited and Vice-President and General Manager of Newmont Latin America.  Mr. Harris was General Manager (involved in construction and operation) of the Minera Yanacocha gold mine in Peru.  Since 1995, Mr. Harris has been a consultant and director of several small capitalized mining companies including Glamis Gold Ltd., Solitario Resources Inc., Alamos Gold Inc., Corriente Resources Inc., Endeavour Silver Corp. and Cardero.  In such roles, he has had extensive experience with the review and understanding of the accounting principles relevant to the financial statements of public natural resource companies, including companies comparable to Cardero.

Murray Hitzman:  Dr. Hitzman received BA degrees in Earth Science and Anthropology from Dartmouth College in 1976, an MS in geology from the University of Washington, Seattle in 1978, and a Ph.D. from Stanford University in 1983.  Dr Hitzman began work in the mining industry with Anaconda in 1976 at the Yerington porphyry copper mine in Nevada and subsequently worked for Anaconda in Alaska from 1977 through 1982.  From 1982 through 1993, Dr. Hitzman worked throughout the world for Chevron Resources Company and initiated and managed base and precious metal exploration projects in Papua New Guinea, Brazil, Spain, Ireland, France, Germany, Italy, Tanzania, Canada, and the United States.  In 1990 he discovered the Lisheen zinc-lead-silver deposit in Ireland.  From 1990 though 1993, Dr. Hitzman was manager of the Lisheen project, guiding it through exploration and pre-feasibility, including engineering and environmental studies.  In 1993, Dr. Hitzman was named Geological Society of America Congressional Fellow and served from September, 1993 to August, 1994, on the staff of U.S. Senator Joseph Lieberman (D - CT) working on natural resource and environmental issues.  Dr. Hitzman was named Executive Branch Fellow by the American Association for the Advancement for Science/Sloan Foundation during 1994.  As the Executive Branch Fellow he served as a senior policy analyst in the White House Office of Science and Technology Policy from September, 1994 through March, 1996 specializing in natural resource, environmental, and geoscience issues.  In June, 1996, Dr. Hitzman became the Charles F. Fogarty Professor of Economic Geology at the Colorado School of Mines, and in 2000 was named Head of the Department of Geology and Geological Engineering at the Colorado School of Mines (he stepped down as such in August, 2007).  Mr. Hitzman has been a director of a number of public companies similar to Cardero and, in such roles, he has had experience with the review and understanding of the accounting principles relevant to the financial statements of public natural resource companies.

Stephan Fitch:  Stephan Fitch is a co-founder and a managing director of the London based International Asset Group, Ltd. (IAGL), a private company which specializes in international merchant banking activities.  He has been involved in a broad range of international corporate finance/investment banking activities for over 18 years specializing primarily in start up, venture capital and small-capitalized public companies.  Prior to joining IAGL, Mr. Fitch was co-founder and Executive Vice President of New World Capital, Inc.  New World was established in 1992 and was involved in corporate finance and investment banking activities throughout Europe and the US.  The firm's activities included the raising of capital from European institutional investors for small-capitalized US public companies, corporate restructuring, technology transfers between U.S. high tech companies and European conglomerates and, numerous M & A/strategic advisory projects.  During this time, he assisted with the purchase and management of Eastern Securities, a fully licensed, NASD member, and New York City based broker/dealer.  Prior to joining New World, Mr. Fitch co-founded in 1986, Somerset Partners Ltd., a Denver based partnership specializing in M & A activities.  From 1984 to 1986, Mr. Fitch worked as an assistant research analyst for Cambridge Research and Management Group, a registered commodities trading advisor, based in Century City, California.  In 1984, Mr. Fitch earned a Bachelor of Arts degree from the University of California, Los Angeles in Political Science with a specialization in International Relations.  In connection with these activities, Mr. Fitch has had extensive experience in reviewing, interpreting and assessing financial statements and the underlying accounting principles, and has been involved in the development and analysis of internal controls and procedures for financial reporting.

Reliance on Certain Exemptions

At no time since the commencement of Cardero’s most recently completed financial year has the Company relied on the exemptions the following sections of MI 52-110:

1.

Section 2.4 (De Minimis Non-audit Services);

2.

Section 3.2 (Initial Public Offerings);

3.

Section 3.3(2) (Controlled Companies);

4.

Section 3.4 (Events Outside Control of Member);

5.

Section 3.5 (Death, Disability or Resignation of Audit Committee Member);

6.

Section 3.6 (Temporary Exemption for Limited and Exceptional Circumstances);

7.

Section 3.8 (Acquisition of Financial Literacy); or

8.

an exemption from MI 52-110, in whole or in part, granted under Part 8 of MI 52-110.

Audit Committee Oversight

At no time since November 1, 2007, being the commencement of Cardero’s most recently completed financial year, was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

The Audit Committee is authorized by the Board to review the performance of Cardero’s external auditors and approve in advance provision of services other than auditing and to consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services bought by Cardero.  The Chairman of the Audit Committee is authorized to approve any non-audit services or additional work which the Chairman deems as necessary and is required to notify the other members of the Audit Committee of such non-audit or additional work.

External Auditor Service Fees (By Category)

The aggregate fees billed by the Company’s external auditors in each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)
October 31, 2007	$64,754	$82,000(6)	$5,500	Nil
October 31, 2008	$66,000(5)	$48,000(5)(7)	$6,000	Nil

(1) The aggregate audit fees billed for the audit of the financial statements for the year indicated.

(2) The aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements which are not included under the heading “Audit Fees”.

(3) The aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.  The work performed in each year was assistance in the preparation and review of Cardero’s tax returns.

(4) The aggregate fees billed for products and services other than as set out under the headings “Audit Fees”, “Audit Related Fees” and “Tax Fees”.

(5) Estimate only – final account not yet rendered.

(6) The services rendered included work related to the auditors’ participation in underwriters’ due diligence procedures in connection with a brokered private placement carried out by Cardero in February, 2008 ($1,000) plus services rendered in connection with the audit of the Company’s ICFR in accordance with SOX Section 404 for the fiscal year ended October 31, 2007 ($81,000).

(7) The services rendered are in connection with the audit of the Company’s ICFR in accordance with SOX Section 404 for the fiscal year ended October 31, 2008.

Footnotes

1 Whether a director is “independent” will be determined in accordance with all applicable laws and regulations, including the applicable securities laws of Canada and the United States and the regulations and policies of any stock exchange or quotation system on which the Company’s securities are listed or quoted.

2 “unrelated director” means a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the issuer, other than interests and relationships arising solely from holdings in the issuer, (b) not currently, or has not been within the last three years, an officer, employee of or material service provider to the issuer or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual) officer, employee or significant shareholder of an entity that has a material business relationship with the issuer.  A chair or vice chair of the board of directors who is not a member of management is not, for that reason alone, a related director.

3 An individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally compatible to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.